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Filed Pursuant to Rule 425(B)(5)
Registration No. 333-139306

Prospectus supplement
(to Prospectus dated December 13, 2006)

10,500,000 shares

Diana Shipping Inc.

Common stock

We are offering 8,250,000 shares of our common stock pursuant to this prospectus supplement. The selling stockholders identified in this prospectus supplement are offering an additional 2,250,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol "DSX." On March 28, 2007, the closing price of our common stock on the New York Stock Exchange was $18.06 per share.

Each share of our common stock includes one right that, under certain circumstances, entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments.

	Per Share	Total

Initial public offering price	$17.00	$178,500,000
Underwriting discounts and commissions	$0.765	$8,032,500
Proceeds to us, before expenses	$16.235	$133,938,750
Proceeds to the selling stockholders, before expenses	$16.235	$36,528,750

We have granted the underwriters an option for a period of 30 days to purchase from us up to 1,575,000 additional shares of our common stock to cover any over-allotments.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Investing in our common stock involves a high degree of risk. See "Risk factors" beginning on page S-12 of this prospectus supplement.

The delivery of shares of common stock will be made on or about April 3, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

JPMorgan	Wachovia Securities
BB&T Capital Markets	Dahlman Rose & Company	Morgan Keegan & Company, Inc.

March 28, 2007

Important notice about information in this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our shares of common stock.

Dry bulk shipping industry data

The discussions contained in the section of this prospectus supplement entitled "The International dry bulk shipping industry" has been reviewed by Drewry Shipping Consultants Ltd., or Drewry, which has confirmed to us that they accurately describe the international dry bulk shipping industry, subject to the reliability of the data supporting the statistical and graphical information presented in this prospectus supplement.

The statistical and graphical information we use in this prospectus supplement has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

S-i

Diana Shipping Inc. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30 (210) 947-0100. Our website address is www.dianashippinginc.com. The information on our website is not a part of this prospectus supplement or accompanying prospectus.

In this prospectus supplement, references to "Diana Shipping Inc.", "we", "us", "company" and "our" refer to Diana Shipping Inc. and its subsidiaries. References to our "fleet" refer to the thirteen Panamax and two Capesize dry bulk carriers that we currently own and operate and to the four additional Capesize dry bulk carriers that we have agreed to purchase. References to our "fleet manager" or to "DSS" refer to Diana Shipping Services S.A., our fleet manager and a wholly-owned subsidiary of the company.

S-ii

Forward-looking statements

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words "believe", "anticipate", "intend", "estimate", "forecast", "project", "plan", "potential", "will", "may", "should", "expect" and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry bulk vessel market, changes in the company's operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of dry bulk vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

S-iii

Summary

This summary provides an overview of the Company and its subsidiaries and the key aspects of the offering. This summary is not complete and does not contain all of the information you should consider before purchasing our common stock. You should carefully read all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the "Risk factors" and our financial statements and related notes contained herein and therein, before making an investment decision.

Our company

We are Diana Shipping Inc., a Marshall Islands company that owns and operates dry bulk carriers that transport iron ore, coal, grain and other dry cargoes along worldwide shipping routes. Our fleet consists of thirteen modern Panamax dry bulk carriers and two Capesize dry bulk carriers that we currently own and operate, and four additional Capesize dry bulk carriers that we have agreed to purchase, two of which we expect to take delivery of in April and June 2007, respectively, and two of which we expect to be delivered to us in the second quarter of 2010. In addition, we have entered into an agreement to sell one of the Capesize dry bulk carriers that we currently own and operate, which we expect to deliver to the buyer in July 2007. As of July 30, 2007, after taking delivery of two of the Capesize vessels that we have agreed to purchase and the sale of one of our Capesize dry bulk carriers, but excluding the Capesize dry bulk carriers that we expect to take delivery of in 2010, the combined carrying capacity of our fleet will be 1.5 million dwt and the vessels in our fleet will have a weighted average age of 3.1 years.

During 2006, we had a fleet utilization of 99.9%, our vessels achieved daily time charter equivalent rates of $22,661 and we generated revenues of $116.1 million. During 2005, we had a fleet utilization of 99.7%, our vessels achieved daily time charter equivalent rates of $27,838 and we generated revenues of $103.1 million. For 2006 and 2005, we recorded net income of $61.1 million and $65.0 million, respectively. Net income available to common stockholders for 2006 was $40.8 million as a result of the payment of a preferential deemed dividend relating to our acquisition of our fleet manager in April 2006.

Our objective is to continue to expand our presence in the dry bulk shipping industry. In furtherance of this objective, since the completion of our initial public offering in March 2005, we have increased the size of our fleet from eight Panamax dry bulk carriers and one Capesize dry bulk carrier with a combined carrying capacity of 768,587 dwt to a fleet that, after giving effect to the expected April and June 2007 deliveries of two of the additional Capesize dry bulk carriers that we have agreed to purchase and the sale of one of our Capesize dry bulk carriers, but excluding the two Capesize vessels we expect to take delivery of in 2010, will consist of thirteen Panamax dry bulk carriers and three Capesize dry bulk carriers having a combined carrying capacity of 1.5 million dwt. We intend to continue to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to dividends per share. We expect to focus future vessel acquisitions primarily on Panamax and Capesize dry bulk carriers, however, we will also consider purchasing other classes of vessels, including container vessels, when those vessels would, in our view, present favorable investment opportunities.

The following table presents certain information concerning the dry bulk carriers in our fleet as of March 15, 2007:

Vessel	Operating status(1)	Dwt	Age	Time charter expiration dates	Daily time charter hire rate	Sister ship(2)

Nirefs	Delivered Jan. 2001	75,311	6.1 years	Oct 23, 2007- Jan 23, 2008	4TCs Average(3) + 4.5%	A
Alcyon	Delivered Feb. 2001	75,247	6.1 years	Oct 15, 2007- Feb 15, 2008	$22,582	A
Triton	Delivered March 2001	75,336	6.0 years	Oct 17, 2009- Jan 17, 2010(4)	$24,400	A
Oceanis	Delivered May 2001	75,211	5.8 years	Apr 19, 2007- Jun 19, 2007	$17,000	A
Dione	Acquired May 2003	75,172	6.2 years	Nov 7, 2007- Jan 17, 2008	$28,500	A
Danae	Acquired July 2003	75,106	6.2 years	Apr 5, 2007- Apr 24, 2007(5)	$30,000	A
Protefs	Delivered Aug. 2004	73,630	2.5 years	Feb 3, 2008- Apr 3, 2008	$31,650	B
Calipso	Delivered Feb. 2005	73,691	2.1 years	Dec 21, 2007- Feb 21, 2008	$26,750	B
Clio	Delivered May 2005	73,691	1.9 years	Jan 27, 2009- Mar 27, 2009	$27,000	B
Thetis	Acquired Nov. 2005	73,583	2.6 years	Aug 3, 2007- Oct 18, 2007	$25,000	B
Naias	Delivered Aug. 2006	73,546	0.8 years	Jun 28, 2007- Sep 28, 2007	$21,000	B
Erato	Acquired Nov. 2005	74,444	2.5 years	Nov 9, 2007- Jan 9, 2008	$30,500	C
Coronis	Delivered Jan. 2006	74,381	1.1 years	Jan 18, 2009- Apr 9, 2009	$27,500	C
Pantelis SP (6)	Acquired Feb. 2005	169,883	8.1 years	Jan 25, 2008- Mar 25, 2008	$47,500	—
Sideris GS	Delivered Nov. 2006	174,186	0.3 years	Dec 1, 2007	$46,000(7)	D
				Dec 1, 2008	$43,000(7)
				Dec 1, 2009	$39,000(7)
				Oct 17, 2010- Jan 16, 2011(8)	$36,000(7)
Dry bulk carriers in our fleet that we have agreed to purchase
Aliki	Delivery from seller expected April 2007	180,235	2.0 years	Apr 30, 2009	$52,000(7)	—
				Feb 28, 2011- May 30, 2011(9)	$45,000(7)
Semirio	Delivery expected June 2007	175,000	—	Jun 15, 2009	$51,000(7)	D
				Apr 30, 2011- Jul 30, 2011(10)	$31,000(7)
Hull H1107(11)	Delivery expected 2010	177,000	—	—	—	D
Hull H1108(11)	Delivery expected 2010	177,000	—	—	—	D

(1)
A vessel's delivery date refers to the date that a newly built vessel was or is to be delivered to us by the shipbuilding yard. A vessel's acquisition date refers to the date that a secondhand vessel was or will be acquired by us from its previous owner.

(2)
Each dry bulk carrier is a sister ship of each other bulk carrier that has the same letter.

(3)
Adjustable every 15 days based on the average of four main pre-determined time charter routes, as published by the Baltic Exchange.

(4)
The charterer has the option to employ the vessel for a further 11-13 month period at a daily rate based on the average rate of four pre-determined time charter routes as published by the Baltic Exchange. The optional period, if exercised must be declared on or before the end of the 30th month of employment and can only commence at the end of the 36th month.

(5)
We have entered into a 22 to 25 month time charter for this vessel with Hanjin Shipping Co. Ltd. having a daily time charter hire rate of $29,400, which is expected to commence on or around April 22, 2007.

(6)
We have entered into an agreement to sell this vessel to an unaffiliated third party. We expect to deliver this vessel to the buyer in July 2007.

(7)
For financial reporting purposes, we recognize revenue from time charters that have varying rates on a straight-line basis equal to the average revenue during the term of that time charter. We calculate quarterly dividends based on the available cash from operations during the relevant quarter.

(8)
The daily time charter rate will be $46,000 during the first year; $43,000 during the second year; $39,000 during the third year and $36,000 during the fourth year. The charterer has the option to employ the vessel for a further 11-13 month period from the end of the 48th month, at the daily time charter rate of $48,500.

(9)
During the first two years of the charter the gross daily charter hire rate will be $52,000 and during the third and fourth years of the charter $45,000. The charterer has the option to employ the vessel for a further 11-13 month period from the end of the 48th month, at the daily time charter rate of $48,500. The time charter is expected to commence immediately after delivery of the vessel in April 2007.

(10)
The daily time charter rate will be $51,000 for the first and second years and $31,000 for the third and fourth years. The charterer has the option to employ the vessel for a further 11-13 month period from the end of the 48th month, at the daily time charter rate of $48,500. The time charter is expected to commence immediately after delivery of the vessel in June 2007.

(11)
Expected to be delivered in the second quarter of 2010.

Chartering

We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel's operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. We also pay commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter. We acquired our fleet manager, DSS, as of April 1, 2006 and as of that date we have performed the commercial and technical management of our vessels in-house.

We strategically monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, adjust the charter hire periods for our vessels according to prevailing market conditions. Historically, we have employed our vessels on primarily short-term time charters that have ranged in duration from a few days to 13 months, which we believe have provided us with flexibility in responding to market developments and have assisted us in enhancing the amount of charter hire that we are paid. As part of our business strategy, 12 of our vessels, including the Capesize dry bulk carriers that we expect to take delivery of in April and June 2007, respectively, are currently employed on longer-term time charters ranging in duration from 18 months to 48 months. We may extend the charter periods for additional vessels in our fleet to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters.

Our competitive strengths

We believe that we possess a number of strengths that provide us with a competitive advantage in the dry bulk shipping industry:

•
We own a modern, high quality fleet of dry bulk carriers. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

•
Our fleet includes four groups of sister ships. We believe that maintaining a fleet that includes sister ships enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. The uniform nature of sister ships also improves our operating efficiency by allowing our fleet manager to apply the technical knowledge of one vessel to all vessels of the same series, and creates economies of scale that enable us to realize cost savings when maintaining, supplying and crewing our vessels.

•
We have an experienced management team. Our management team consists of experienced executives who have on average more than 21 years of operating experience in the shipping industry and have demonstrated ability in managing the commercial, technical and financial areas of our business. Our management team is led by Mr. Simeon Palios, a qualified naval architect and engineer who has 39 years of experience in the shipping industry.

•
Internal management of vessel operations. We conduct all of the commercial and technical management of our vessels in-house through DSS. We believe having in-house commercial and technical management provides us with a competitive advantage over many of our competitors by allowing us to more closely monitor our operations and to offer higher quality performance, reliability and efficiency in arranging charters and the maintenance of our vessels.

•
We benefit from strong relationships with members of the shipping and financial industries. We have developed strong relationships with major international charterers, shipbuilders and financial institutions that we believe are the result of the quality of our operations, the strength of our management team and our reputation for dependability.

•
We have a strong balance sheet and a relatively low level of indebtedness. We believe that our strong balance sheet and relatively low level of indebtedness provide us with the flexibility to increase the amount of funds that we may draw under our credit facilities in connection with future acquisitions and enable us to use cash flow that would otherwise be dedicated to debt service for other purposes, including funding operations and making dividend payments.

Our business strategy

Our main objective is to manage and expand our fleet in a manner that enables us to pay attractive dividends to our stockholders. To accomplish this objective, we intend to:

•
Continue to operate a high quality fleet. We intend to limit our acquisition of ships to vessels that meet rigorous industry standards and that are capable of meeting charterer certification requirements. We intend to preserve the quality of our fleet through regular inspections of our vessels and a comprehensive maintenance program.

•
Strategically expand the size of our fleet. We intend to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to dividends per share. We expect to focus our dry bulk carrier acquisitions primarily on Panamax and Capesize dry bulk carriers, although we will also consider acquisitions of other classes of vessels, including container vessels, that would provide, in our view, favorable investment opportunities. We intend to continue to monitor developments in market conditions regularly and expect to acquire vessels in the future when those acquisitions would, in our view, present favorable investment opportunities.

•
Pursue an appropriate balance of short-term and long-term time charters. We have historically employed our vessels primarily on short-term time charters that have ranged in duration from several days to 13 months, which we believe have provided us with flexibility in responding to market developments and have assisted us in enhancing the amount of charter hire that we are paid. As part of our business strategy, 12 of our vessels, including the Capesize dry bulk carriers that we expect to take delivery of in April and June 2007, respectively, are currently employed on longer-term time charters ranging in duration from 18 months to 48 months. We may extend the charter periods for additional vessels in our fleet to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters.

•
Maintain a strong balance sheet with leverage. In the future, we expect to draw funds under our credit facilities to fund vessel acquisitions. Our current policy is to repay our acquisition related debt in excess of approximately $150.0 million from time to time with the net proceeds of equity issuances, although from time to time we may use the net proceeds from equity offerings to temporarily reduce our outstanding debt to less than $150.0 million pending the application of such proceeds to vessel acquisitions or other uses. We intend to limit the amount of indebtedness that we have outstanding at any time to relatively conservative levels.

•
Maintain low cost, highly efficient operations. We intend to actively monitor and control vessel operating expenses without compromising the quality of our vessel management by utilizing regular inspection and maintenance programs, employing and retaining qualified crew members and taking advantage of the economies of scale that result from operating sister ships.

•
Capitalize on our established reputation. We intend to capitalize on our reputation for maintaining high standards of performance, reliability and safety in establishing and maintaining relationships with major international charterers who consider the reputation of a vessel owner and operator when entering into time charters and with shipyards and financial institutions who consider reputation to be an indicator of creditworthiness.

Credit facilities

In February 2005, we entered into a $230.0 million secured revolving credit facility with The Royal Bank of Scotland Plc., which was amended on May 24, 2006 to increase the facility amount to $300.0 million. Our credit facility permits us to borrow up to $50.0 million for working capital. In January 2007, we entered into a supplemental agreement with The Royal Bank of Scotland Plc. for a 364-day standby credit facility of up to $200.0 million, which is available to us in connection with future vessel acquisitions or the acquisitions of vessel owning, chartering or operating subsidiaries upon our full utilization of the existing $300.0 million revolving credit facility. Because our strategy involves limiting the amount of debt that we have outstanding, we intend to draw funds under our $300.0 million credit facility and $200.0 million standby credit facility, which we refer to collectively as the credit facilities, to fund acquisitions and, as necessary, in the case of our $300.0 million credit facility, to fund our working capital needs and to repay outstanding debt from time to time with the net proceeds of future equity issuances.

The $300.0 million revolving credit facility has a term of ten years from May 24, 2006, which we refer to as the availability date, and we are permitted to borrow up to the facility limit, provided that conditions to drawdown are satisfied and that borrowings do not exceed 75% of the aggregate value of the vessels. The facility limit will be $300.0 million for a period of six years from the availability date, at which time the facility limit will be reduced to $285.0 million. Thereafter, the facility limit will be reduced by $15.0 million semi-annually over a period of four years with a final reduction of $180.0 million at the time of the last semi-annual reduction. Our ability to borrow funds for working capital purposes is subject to review and renewal on an annual basis. If the lender elects to reduce the amount of funds that we may borrow for working capital purposes, the facility limit will be reduced by a corresponding amount. The terms of the $200.0 million credit facility are similar to the terms of the $300.0 million facility, however, we are permitted to draw down our $200.0 million standby credit facility only upon the full utilization, and subject to the same conditions to drawdown, of the $300.0 million facility at any time through December 31, 2007.

Our obligations under our credit facilities are secured by, or will be secured upon drawdown, by a first priority mortgage on each of the vessels in our fleet and such other vessels that we may from time to time include with the approval of our lender, a first assignment of all freights, earnings, insurances and requisition compensation. We may grant additional security from time to time in the future.

Our credit facilities do not prohibit us from paying dividends as long as an event of default has not occurred and we are not, and after giving effect to the payment of the dividend would not be, in breach of a covenant. When we have debt outstanding under our credit facilities, however, the amount of cash that we have available to distribute as dividends in a period may be reduced by any interest or principal payments that we are required to make.

As of March 15, 2007, we had $136.6 million principal balance outstanding under our $300.0 million revolving credit facility. We expect to temporarily reduce or eliminate the outstanding principal balance under our $300.0 million revolving credit facility following the application of the net proceeds of this offering and pending our subsequent draw down of additional amounts under the facility to fund the balance of the purchase price of the two Capesize dry bulk carriers that we expect to take delivery of in April and June, 2007, respectively. In addition, we will seek to identify vessel acquisition opportunities during 2007 that we will finance in whole or in part with additional drawdowns under our credit facility consistent with our stated dividend policy.

In November 2006, we entered into a loan agreement with Fortis Bank for a secured term loan of $60.2 million and a guarantee facility of up to $36.5 million, which we intend to use to finance the pre-delivery installments of the two newbuilding Capesize dry bulk carriers that we expect to take delivery of during the second quarter of 2010. Under this loan agreement, principal payments are scheduled upon completion of certain stages of the construction of the vessels. The interest and finance costs on this facility during the construction period are capitalized and included in the construction cost of the vessels. As of March 15, 2007, we had a $24.1 million principal balance outstanding under our $60.2 million loan facility.

Dividend policy

Our policy is to declare quarterly distributions to stockholders by each February, May, August and November substantially equal to our available cash from operations during the previous quarter after cash expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, and after taking into account contingent liabilities, the terms of our credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

In times when we have more than $150 million of debt outstanding, we intend to calculate our dividends per share as if any debt in excess of $150 million were financed entirely with equity as described in the section of this prospectus supplement entitled "Dividend policy." It is noted that from time to time we may use the net proceeds of equity offering to temporarily reduce our outstanding debt to less than $150.0 million pending the application of such proceeds to vessel acquisitions or other uses.

To limit the impact of the issuance of our common stock in this offering on our dividends per share, we intend to calculate and pay our dividend per share in respect of the first quarter of 2007 as if we had not issued the additional shares of common stock in this offering or acquired any vessels during the period. Because we do not expect to be able to fully pay such a dividend with our available cash from operations for the period, we may fund a portion of the dividend with excess working capital.

We have paid the following dividends per share since our initial public offering with respect to the following periods:

Period	Dividend paid

(U.S. dollars)
Fourteen day period from initial public offering on March 17, 2005 through and including March 31, 2005	$0.08
Second quarter 2005	$0.54
Third quarter 2005	$0.465
Fourth quarter 2005	$0.40
First quarter 2006	$0.345
Second quarter 2006	$0.355
Third quarter 2006	$0.40
Fourth quarter 2006	$0.46

The offering

Issuer	Diana Shipping Inc.
Shares of common stock offered by us	8,250,000 shares (9,825,000 shares if the underwriters' over-allotment option is exercised in full)
Shares of common stock offered by the selling stockholders	2,250,000 shares
Total shares of common stock to be outstanding after this offering	61,300,000 shares (62,875,000 shares if the underwriters' over-allotment option is exercised in full)
New York Stock Exchange Symbol	DSX
Use of proceeds
We estimate that we will receive net proceeds of $133.8 million ($159.4 million if the underwriters' over-allotment option is exercised in full) from the sale of common stock offered by us in this offering, after deducting the underwriting discount and estimated offering expenses payable by us. We will use approximately $133.0 million of the net proceeds that we receive from the sale of common stock offered by us to repay existing indebtedness that we have incurred under our credit facility. We expect to subsequently draw approximately $177.4 million under our credit facility that we will use, together with the remaining net proceeds from this offering, to finance the remaining portions of the purchase price of the dry bulk carriers Aliki and Semirio that we have agreed to purchase and expect to take delivery of in April and June 2007, respectively. We expect to apply the net proceeds of approximately $79.0 million from the sale of the Pantelis SP, one of our existing Capesize dry bulk carriers that we expect to deliver to the sellers in July 2007, to repay a portion of our then existing indebteness. Any amounts not used for such purposes may be used for acquisitions and general corporate purposes.
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
Risk factors
See "Risk factors" beginning on page S-12 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Summary consolidated financial and other data

The following table sets forth our summary consolidated financial and other operating data. The summary consolidated and other financial data in the table as of and for the three years ended December 31, 2006 are derived from our audited consolidated financial statements. We refer you to the footnotes to our consolidated financial statements for a discussion of the basis on which our consolidated financial statements are presented. In accordance with standard shipping industry practice, we have not obtained historical operating data for secondhand vessels that we have acquired from third parties, as that data was not material to our decision to purchase the vessels. Accordingly, we have not included any historical financial data relating to the results of operations of secondhand vessels from the period before our acquisitions of those vessels.

The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information as of and for the year ended December 31, 2006 filed with the SEC on a Form 6-K on March 19, 2007 and incorporated by reference herein.

	As of and for the Year ended December 31,
	2004	2005	2006
	(in thousands of U.S. dollars, except for share and per share data)

Income Statement Data:
Voyage and time charter revenues	$63,839	$103,104	$116,101
Voyage expenses	4,330	6,480	6,059
Vessel operating expenses	9,514	14,955	22,489
Depreciation and amortization of deferred charges	5,087	9,943	16,709
Management fees	947	1,731	573
Executive management services and rent	1,528	455	76
General and administrative expenses	300	2,871	6,331
Foreign currency (gains) losses	3	(30)	(52)
Operating income	42,130	66,699	63,916
Interest and finance cost, net	(2,165)	(2,731)	(3,886)
Interest income	136	1,022	1,033
Gain on sale of vessel	19,982	—	—
Net income	$60,083	$64,990	$61,063
Preferential deemed dividend	—	—	(20,267)
Net income available to common stockholders	$60,083	$64,990	$40,796
Earnings per share, basic and diluted	$2.17	$1.72	$0.82
Weighted average shares outstanding, basic and diluted	27,625,000	37,765,753	49,528,904

Other Financial Data:
Cash and cash equivalents	$1,758	$21,230	$14,511
Total current assets	3,549	26,597	19,062
Total assets	155,636	341,949	510,675
Total current liabilities	11,344	4,667	7,636
Long-term debt (including current portion)	92,246	12,859	138,239
Total stockholders' equity	59,052	324,158	363,103
Net cash flow provided by operating activities	47,379	69,256	82,370
Net cash flow used in investing activities	(11,778)	(169,241)	(193,096)
Net cash flow provided by (used in) financing activities	(41,284)	119,457	104,007
Fleet Data
Average number of vessels (1)	6.3	9.6	13.4
Number of vessels at end of period	7.0	12.0	15.0
Weighted average age of fleet (in years)	3.4	3.8	3.7
Fleet utilization (2)	99.8%	99.7%	99.9%
Time charter equivalent (TCE) rate (3)	$25,661	$27,838	$22,661

(1)   Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.

(2)   We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades or special surveys. Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances, and are used to measure the aggregate number of days in a period during which the vessels actually generate revenues. Available days are the number of our ownership days, which are the aggregate number of days in a period during which each vessel in our fleet has been owned by us, less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels, and are used to measure the number of days in a period during which vessels should be capable of generating revenues.

(3)   Time charter equivalent rates, or TCE rates, are defined as our voyage and time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel) expenses, canal charges and commissions. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters because charter hire rates for vessels on voyage charters generally are not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The following table reflects the calculation of our TCE rates for the periods presented:

	Year ended December 31,
	2004	2005	2006
	(in thousands of U.S. dollars, except for TCE rates, which are expressed in U.S. dollars, and available days)

Voyage and time charter revenues	$63,839	$103,104	$116,101
Less: voyage expenses	(4,330)	(6,480)	(6,059)

Time charter equivalent revenues	$59,509	$96,624	$110,042

Available days	2,319	3,471	4,856
Time charter equivalent (TCE) rate	$25,661	$27,838	$22,661

Risk factors

You should consider carefully the following factors, as well as the other information set forth in this prospectus supplement, accompanying prospectus and the documents incorporated by reference herein and therein, before making an investment in our common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our common stock.. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results or cash available for dividends or the trading price of our common stock and cause you to lose all or part of your investment.

Industry specific risk factors

Charter hire rates for dry bulk carriers may decrease in the future, which may adversely affect our earnings

The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. For example, the degree of charter hire rate volatility among different types of dry bulk carriers has varied widely. Charter hire rates for Panamax and Capesize dry bulk carriers are near historically high levels. Because we charter a significant portion of our vessels pursuant to short-term time charters, we are exposed to changes in spot market and short-term charter rates for dry bulk carriers and such changes may affect our earnings and the value of our dry bulk carriers at any given time. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends to our stockholders. Please see "The international dry bulk shipping industry—Charter hire rates" for additional information regarding historical dry bulk carrier charter rates. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•
demand for and production of dry bulk products;

•
global and regional economic and political conditions;

•
the distance dry bulk is to be moved by sea; and

•
changes in seaborne and other transportation patterns.

The factors that influence the supply of vessel capacity include:

•
the number of newbuilding deliveries;

•
port and canal congestion;

•
the scrapping rate of older vessels;

•
vessel casualties; and

•
the number of vessels that are out of service.

We anticipate that the future demand for our dry bulk carriers will be dependent upon continued economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk carrier fleet and the sources and supply of dry bulk cargo to be transported by sea. The capacity of the global dry bulk carrier fleet seems likely to increase and there can be no assurance that economic growth will continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow under our credit facilities

The fair market values of our vessels have generally experienced high volatility. The market prices for secondhand Panamax and Capesize dry bulk carriers are at historically high levels. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of newbuildings. If the market value of our fleet declines, we may not be able to draw down the full amount of our credit facilities and we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all. Please see the section of this prospectus supplement entitled "The international dry bulk shipping industry" for information concerning historical prices of dry bulk carriers.

The market values of our vessels may decrease, which could cause us to breach covenants in our credit facilities and adversely affect our operating results

We believe that the market value of the vessels in our fleet is in excess of amounts required under our credit facilities. However, if the market values of our vessels, which are at historically high levels, decrease, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time, including covenants in our credit facilities. If we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results.

World events could affect our results of operations and financial condition

Terrorist attacks such as those in New York on September 11, 2001 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our operating results are subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect the amount of dividends that we pay to our stockholders from quarter to quarter. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues have historically been stronger in fiscal quarters ended December 31 and March 31. While this seasonality has not materially affected our operating results, it could materially affect our operating results and cash available for distribution to our stockholders as dividends in the future.

Rising fuel prices may adversely affect our profits

While we generally do not bear the cost of fuel (bunkers) under our charters, fuel is a significant, if not the largest, expense in our shipping operations when vessels are under voyage charter. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports

The operation of our vessels is affected by the requirements set forth in the United Nations' International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this prospectus supplement, each of our vessels is ISM code-certified.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

Company specific risk factors

We charter a significant portion of our vessels on short-term time charters in a volatile shipping industry and a decline in charter hire rates would affect our results of operations and ability to pay dividends

We charter a significant portion of our vessels pursuant to short-term time charters, although we have also entered into longer-term time charters ranging in duration from 18 months to 48 months for 12 of the vessels in our fleet, including the two Capesize dry bulk carriers that we expect to take delivery of in April and June 2007, respectively, and we may in the future employ additional vessels, including any container vessel that we may acquire, on longer term time charters. Currently, four of our vessels are employed on time charters scheduled to expire within the next six months, at which time we expect to enter into new charters for those vessels. Although significant exposure to short-term time charters is not unusual in the dry bulk shipping industry, the short-term time charter market is highly competitive and spot market charter hire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity. While the short-term time charter market may enable us to benefit in periods of increasing charter hire rates, we must consistently renew our charters and this dependence makes us vulnerable to declining charter rates. As a result of the volatility in the dry bulk carrier charter market, we may not be able to employ our vessels upon the termination of their existing charters at their current charter hire rates. The dry bulk carrier charter market is volatile, and in the past, short-term time charter and spot market charter rates for dry bulk carriers have declined below operating costs of vessels. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably or to pay you dividends. Please see the section of this prospectus supplement entitled "The international dry bulk shipping industry" for historical time charter rates for dry bulk charters.

Our earnings and the amount of dividends that we are able to pay in the future may be adversely affected if we are not able to take advantage of favorable charter rates

We charter a significant portion of our dry bulk carriers to customers pursuant to short-term time charters that range in duration from several days to 13 months. However, as part of our business strategy, 12 of our vessels, including the Capesize dry bulk carriers that we expect to take delivery of in April and June 2007, respectively, are currently employed on longer-term time charters ranging in duration from 18 months to 48 months. We may extend the charter periods for additional vessels in our fleet, including additional dry bulk carriers or container vessels that we may purchase in the future, to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters. While we believe that longer-term charters provide us with relatively stable cash flows and higher utilization rates than shorter-term charters, our vessels that are committed to longer-term charters may not be available for employment on short-term charters during periods of increasing short-term charter hire rates when these charters may be more profitable than long-term charters.

Investment in derivative instruments such as freight forward agreements could result in losses

From time to time, we may take positions in derivative instruments including freight forward agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner's exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operations and cash flows.

We cannot assure you that our board of directors will declare dividends

Our policy is to declare quarterly distributions to stockholders by each February, May, August and November substantially equal to our available cash from operations during the previous quarter after cash expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, and after taking into account contingent liabilities, the terms of our credit facilities, our growth strategy and other cash needs and the requirements of Marshall Islands law. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy and provisions of Marshall Islands law affecting the payment of dividends. The international dry bulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in this section of the prospectus supplement. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends. We can give no assurance that dividends will be paid in the amounts anticipated in this prospectus supplement or at all.

We may have difficulty effectively managing our planned growth, which may adversely affect our ability to pay dividends

Since the completion of our initial public offering in March 2005, and after giving effect to the delivery of the four additional Capesize dry bulk carriers that we have agreed to purchase and sale of one of our Capesize dry bulk carriers, we will have taken delivery of five Panamax dry bulk carriers and five Capesize dry bulk carriers. The addition of these vessels to our fleet has resulted in a significant increase of the size of our fleet and imposes significant additional responsibilities on our management and staff. While we expect our fleet to grow further, this may require us to increase the number of our personnel. We will also have to increase our customer base to provide continued employment for the new vessels. In addition, our acquisition of our fleet manager has imposed further requirements upon our management and staff.

Our future growth will primarily depend on our ability to:

•
locate and acquire suitable vessels;

•
identify and consummate acquisitions or joint ventures;

•
enhance our customer base;

•
manage our expansion; and

•
obtain required financing on acceptable terms.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth. If we are not able to successfully grow the size of our company or increase the size of our fleet, our ability to pay dividends may be adversely affected.

We cannot assure you that we will be able to borrow amounts under our credit facilities and restrictive covenants in our credit facilities may impose financial and other restrictions on us

We entered into a secured revolving credit facility with The Royal Bank of Scotland Plc in February 2005 and amended the facility in May 2006, and in January 2007 we entered into a supplemental loan agreement for an additional credit facility with the Royal Bank of Scotland Plc. We have also entered into a loan agreement with Fortis Bank for a secured term loan of $60.2 million, which we intend to use to use to finance the pre-delivery installments of two newbuilding Capesize dry bulk carriers that we expect to take delivery of during the second quarter of 2010. As of March 15, 2007, we had $160.7 million outstanding under our facilities. We have used and intend to use our facilities in the future to finance future vessel acquisitions and our working capital requirements. Our ability to borrow amounts under the credit facilities is subject to the execution of customary documentation relating to the facilities, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Prior to each drawdown, we are required, among other things, to provide the lender with acceptable valuations of the vessels in our fleet confirming that the vessels in our fleet have a minimum value and that the vessels in our fleet that secure our obligations under the facilities are sufficient to satisfy minimum security requirements. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under the credit facilities without obtaining a waiver or consent from the lender. We will also not be permitted to borrow amounts under the facilities if we experience a change of control.

The credit facilities also imposes operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

•
pay dividends or make capital expenditures if we do not repay amounts drawn under our credit facilities, if there is a default under the credit facilities or if the payment of the dividend or capital expenditure would result in a default or breach of a loan covenant;

•
incur additional indebtedness, including through the issuance of guarantees;

•
change the flag, class or management of our vessels;

•
create liens on our assets;

•
sell our vessels;

•
enter into a time charter or consecutive voyage charters that have a term that exceeds, or which by virtue of any optional extensions may exceed, thirteen months;

•
merge or consolidate with, or transfer all or substantially all our assets to, another person; and

•
enter into a new line of business.

Therefore, we may need to seek permission from our lender in order to engage in some corporate actions. Our lender's interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders' permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

We cannot assure you that we will be able to refinance indebtedness incurred under our credit facilities

We intend to finance our future vessel acquisitions initially with secured indebtedness drawn under our credit facilities. While our current policy is to refinance amounts in excess of $150.0 million drawn under our credit facilities with the net proceeds of future equity offerings, we cannot assure you that we will be able to do so on terms that are acceptable to us or at all. If we are not able to refinance these amounts with the net proceeds of equity offerings on terms acceptable to us or at all, we will have to dedicate a greater portion of our cash flow from operations to pay the principal and interest of this indebtedness than if we were able to refinance such amounts. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our credit facilities or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes. If we are unable to meet our debt obligations, or if we otherwise default under our credit facilities or an alternative financing arrangement, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

If the delivery of any of the four vessels that have not yet been delivered to us is delayed or any of the vessels is delivered with significant defects, our earnings and financial condition could suffer

We have entered into agreements to purchase two additional Capesize dry bulk carriers that we expect to be delivered to us in April and June 2007, respectively. Additionally, we have assumed shipbuilding contracts for two Capesize dry bulk carriers that we expect to be delivered to us during the second quarter of 2010. A delay in the delivery of one or more of these vessels to us or the failure of the contract counterparty to deliver one or more of these vessels at all could adversely affect our earnings, our financial condition and the amount of dividends that we pay in the future.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization

While we have the right to inspect previously owned vessels prior to our purchase of them and we intend to inspect all secondhand vessels that we acquire in the future, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations

Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into employment contracts with our Chairman and Chief Executive Officer, Mr. Simeon Palios, our President, Mr. Anastassis Margaronis, our Chief Financial Officer, Mr. Andreas Michalopoulos and our Vice President, Mr. Ioannis Zafirakis. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not currently, nor do we intend to, maintain "key man" life insurance on any of our officers.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•
marine disaster;

•
environmental accidents;

•
cargo and property losses or damage;

•
business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•
piracy.

Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while a vessel is being repaired and repositioned, as well as the actual cost of these repairs not covered by our insurance, would decrease our earnings and reduce the amount of cash that we have available for dividends. For example, one of our Panamax dry bulk carriers, the Coronis, recently suffered minor damage in a grounding incident. While we expect that the cost of these repairs will be covered by our insurance, subject to applicable deductibles, the vessel will be off-hire for approximately 23 days while being repaired. We may not have insurance that is sufficient to cover all or any of the costs or losses for damages to our vessels and may have to pay drydocking costs not covered by our insurance.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. After giving effect to the expected April and June 2007 deliveries of two of the Capesize dry bulk carriers that we have agreed to purchase and the sale of one of our Capesize dry bulk carriers, but excluding the Capesize dry bulk carriers that we expect to take delivery of in 2010, our fleet will consist of thirteen Panamax dry bulk carriers and three Capesize dry bulk carriers having a combined carrying capacity of 1.5 million dwt and a weighted average age of 3.1 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations

We generate all of our revenues in U.S. dollars but currently incur over half of our operating expenses and the majority of our general and administrative expenses in currencies other than the U.S. dollar, primarily the euro. Because a significant portion of our expenses are incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, particularly between the U.S. dollar and the euro, which could affect the amount of net income that we report in future periods. While we historically have not mitigated the risk associated with exchange rate fluctuations through the use of financial derivatives, we may employ such instruments from time to time in the future in order to minimize this risk. Our use of financial derivatives would involve certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

We may have to pay tax on United States source income, which would reduce our earnings

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations.

Prior to our secondary offering in December 2005, based on a literal reading of the Section 883 regulation treatment of holders of bearer shares as non-qualified shareholders, we did not qualify for this statutory tax exemption for the 2005 taxable year because our Chairman and Chief Executive Officer, Mr. Simeon Palios, who owned 51.8% of our stock, owned our shares through holding companies that had bearer shares. Nevertheless, we believe our facts are distinguishable from those which the regulations were intended to address and, therefore, we have taken the position that we qualify for this statutory tax exemption for United States federal income tax purposes for 2005. We can give no assurance, however, that we would prevail if our position were challenged on audit.

After our offering in June 2006, as a result of the percentage ownership of our stock held by Simeon Palios being reduced to 39.06% and by Fortis Bank (Nederland) N.V. to 9.52%, we expect that we and each of our subsidiaries will qualify for exemption under Section 883 for 2006 and each taxable year thereafter, assuming that for more than half the days of the year, the ownership of our shares by holders of bearer shares remains below 50%, there are no other owners of 5% or more of our stock other than Fortis or Mr. Palios during such period, and Fortis submits ownership statements evidencing its qualified shareholder status for such period. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption. For example, if other shareholders with a five percent or greater interest in our stock were to acquire and hold our stock for more than half the days of the year and we could not obtain ownership statements from them evidencing their qualified shareholder status, our eligibility to qualify for exemption under Section 883 could depend upon taking the same position as to the holders of bearer shares as we have taken on our U.S. tax returns for 2005 and as indicated above, we can give no assurance that we would prevail if our position were challenged on audit.

If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders. For the 2005 and 2006 taxable years, we estimate that our maximum United States federal income tax liability would be immaterial if we were to be subject to this taxation. Please see the section of this prospectus supplement entitled "Tax considerations" for a more comprehensive discussion of the United States federal income tax consequences.

United States tax authorities could treat us as a "passive foreign investment company", which could have adverse United States federal income tax consequences to United States holders

A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current and proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax considerations—United States Federal Income Taxation of United States Holders"), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the stockholder's holding period of our common shares. Please see the section of this prospectus entitled "Tax considerations" for a more comprehensive discussion of the United States federal income tax consequences to United States shareholders if we are treated as a PFIC.

We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance

We have historically derived a significant part of our revenues from a small number of charterers. During 2006, approximately 50% of our revenues derived from three charterers and in 2005, approximately 63% of our revenues derived from four charterers. If one or more of our charterers chooses not to charter our vessels or is unable to perform under one or more charters with us and we are not able to find a replacement charter, we could suffer a loss of revenues that could adversely affect our financial condition, results of operations and cash available for distribution as dividends to our stockholders.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to obtain funds from other sources to pay dividends.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels

Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional seafarers and shoreside administrative and management personnel. While we have not experienced any difficulty in recruiting to date, we cannot guarantee that we will be able to continue to hire suitable employees as we expand our fleet. If we or our crewing agent encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our stockholders may be reduced.

Risks relating to our common stock

There is no guarantee that there will continue to be an active and liquid public market for you to resell our common stock in the future

The price of our common stock after this offering may be volatile and may fluctuate due to factors such as:

•
actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•
mergers and strategic alliances in the dry bulk shipping industry;

•
market conditions in the dry bulk shipping industry;

•
changes in government regulation;

•
shortfalls in our operating results from levels forecast by securities analysts;

•
announcements concerning us or our competitors; and

•
the general state of the securities market.

The dry bulk shipping industry has been highly unpredictable and volatile. The market for common stock in this industry may be equally volatile.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of stockholders of the Marshall Islands may differ from the rights of stockholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

Certain existing stockholders will be able to exert considerable control over matters on which our stockholders are entitled to vote following the completion of this offering

Immediately after this offering entities affiliated with our President and Chief Executive Officer and certain other large stockholders will own 17,768,750 shares, or approximately 28.99% assuming that the underwriters do not exercise their over-allotment option, of our outstanding common stock. Please see the section of our 2005 annual report on Form 20-F, incorporated by reference herein, entitled "Principal Stockholders." While these stockholders have no agreement, arrangement or understanding relating to the voting of their shares of our common stock following the completion of this offering, they will effectively control the outcome of matters on which our stockholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of these stockholders may be different from your interests.

Future sales of our common stock could cause the market price of our common stock to decline

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

We intend to issue additional shares of our common stock in the future to refinance indebtedness in excess of $150.0 million incurred in connection with the acquisition of ships and our stockholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock, of which 61,300,000 shares will be outstanding immediately after this offering, assuming that the underwriters do not exercise their over-allotment option. The number of shares of common stock available for sale in the public market will be limited by restrictions applicable under securities laws and agreements that we and our executive officers, directors and principal stockholders have entered into with the underwriters of this offering. Subject to certain exceptions, these agreements generally restrict us and our executive officers, directors and principal stockholders from directly or indirectly offering, selling, pledging, hedging or otherwise disposing of our equity securities or any security that is convertible into or exercisable or exchangeable for our equity securities and from engaging in certain other transactions relating to such securities for a period of 90 days after the date of this prospectus supplement without the prior written consent of J.P. Morgan Securities Inc.

Prior to our initial public offering, we entered into a registration rights agreement with Corozal Compania Naviera S.A., Ironwood Trading Corp. and Zoe S. Company Ltd., certain of our stockholders, pursuant to which we have granted them, their affiliates (including Mr. Simeon Palios, Mr. Anastassis Margaronis and Mr. Ioannis Zafirakis) and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements to which they are a party, to require us to register under the Securities Act of 1933, as amended, or the Securities Act, shares of our common stock held by them. Under the registration rights agreement, these persons have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, these persons have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by stockholders or initiated by us. These stockholders have waived the right to have any of their shares of our common stock registered in this offering pursuant to this agreement. Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. In addition, shares not registered pursuant to the registration rights agreement may, subject to the lock-up agreements to which certain of our stockholders of record are a party, be resold pursuant to an exemption from the registration requirements of the Securities Act, including the exemptions provided by Rule 144 and Regulation S under the Securities Act.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock

Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.

These provisions include:

•
authorizing our board of directors to issue "blank check" preferred stock without stockholder approval;

•
providing for a classified board of directors with staggered, three year terms;

•
prohibiting cumulative voting in the election of directors;

•
authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the directors;

•
prohibiting stockholder action by written consent;

•
limiting the persons who may call special meetings of stockholders; and

•
establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, we have adopted a stockholder rights plan pursuant to which our board of directors may cause the substantial dilution of any person that attempts to acquire us without the approval of our board of directors.

These anti-takeover provisions, including provisions of our stockholder rights plan, could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

Use of proceeds

We estimate that we will receive net proceeds of $133.8 million ($159.4 million if the underwriters' over-allotment option is exercised in full) from the sale of common stock offered by us in this offering, after deducting the underwriting discount and estimated offering expenses payable by us. We will use approximately $133.0 million of the net proceeds that we receive from the sale of common stock offered by us to repay existing indebtedness that we have incurred under our credit facility. We expect to subsequently draw approximately $177.4 million under our credit facility that we will use, together with the remaining net proceeds from this offering, to finance the remaining portions of the purchase price of the dry bulk carriers Aliki and Semirio that we have agreed to purchase and expect to take delivery of in April and June 2007, respectively. We expect to apply the net proceeds of approximately $79.0 million from the sale of the Pantelis SP, one of our existing Capesize dry bulk carriers that we expect to deliver to the sellers in July 2007, to repay a portion of our then existing indebtedness. Any amounts not used for such purposes may be used for acquisitions and general corporate purposes. Please see also the section of this prospectus supplement entitled "Credit facility."

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Selling stockholders

The selling stockholders are offering an aggregate of 2,250,000 shares of our common stock which were issued to them in private placements prior to our initial public offering.

Set forth below is information regarding the names and number of shares of common stock beneficially owned and offered by each selling stockholder in this offering.

Selling stockholder	Number of shares beneficially owned	Percentage of shares beneficially owned	Number of shares offered in this offering	Number of shares beneficially owned after this offering	Percentage of shares beneficially owned after this offering(3)

Corozal Compania Naviera S.A.(1)	5,181,250	9.77%	419,070	4,762,180	7.77%
Ironwood Trading Corp.(1)	10,362,500	19.53%	838,140	9,524,360	15.54%
Zoe S. Company Ltd.(2)	4,475,000	8.44%	992,790	3,482,210	5.68%

(1)   Mr. Simeon Palios, our Chief Executive Officer and one of our directors, exercises sole voting and dispositive power over Corozal Compania Naviera S.A. and Ironwood Trading Corp. and is therefore considered to be the beneficial owner of our shares of common stock held by Corozal Compania Naviera S.A. and Ironwood Trading Corp. Prior to the formation of Ironwood Trading Corp. in 2002, Mr. Simeon Palios beneficially owned 100% of our outstanding stock.

(2)   Zoe S. Company Ltd. is an indirect wholly-owned-subsidiary of Fortis Bank (Nederland) N.V.

(3)   Assumes no exercise of underwriters' over-allotment option.

Price range of common stock

The trading market for shares of our common stock is the New York Stock Exchange, on which our shares trade under the symbol "DSX." The following table sets forth the high and low closing prices for shares of our common stock since our initial public offering of common stock at $17.00 per share on March 17, 2005, as reported by the New York Stock Exchange:

For the period:	High	Low

March 17 to March 31, 2005	$17.50	$15.63
April 1 to June 30, 2005	$17.06	$13.16
July 1 to September 30, 2005	$16.78	$12.46
October 1 to December 31, 2005	$16.85	$12.14
January 1 to March 31, 2006	$13.55	$11.19
April 1 to June 30, 2006	$12.53	$9.85
July 1 to September 30, 2006	$13.95	$10.23
October 1 to December 31, 2006	$15.83	$13.24
January 1 to March 28, 2007	$20.31	$15.79

On March 28, 2007, the closing price for our common shares on the NYSE was $18.06 per share.

Dividend policy

Our policy is to declare quarterly distributions to stockholders by each February, May, August and November substantially equal to our available cash from operations during the previous quarter after expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, and after taking into account contingent liabilities, the terms of our credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

In times when we have in excess of $150.0 million of debt outstanding, we intend to calculate our dividends per share as if any debt in excess of $150.0 million were financed entirely with equity such that (i) the available cash from operations as determined by our board of directors would be increased by the amount of interest expense incurred on account of such outstanding debt during the current year, and (ii) the number of shares outstanding would be deemed to include an additional number of shares, which, if issued, would have generated net proceeds that would have been sufficient to have allowed us to repay such outstanding debt as of the beginning of the related period (based on the market price of our common stock as of the determination date). Depending on the circumstances, we may or may not be required to use sources other than our available cash from operations to fund such dividends. From time to time we may use the net proceeds of equity offering to temporarily reduce our outstanding debt to less than $150.0 million pending the application of such proceeds to vessel acquisitions or other uses.

To limit the impact of the issuance of our common stock in this offering on our dividends per share, we intend to calculate and pay our dividend per share in respect of the first quarter of 2007 as if we had not issued the additional shares of common stock in this offering or acquired any vessels during the period. Because we do not expect to be able to fully pay such a dividend with our available cash from operations for the period, we may fund a portion of the dividend with excess working capital.

We have paid the following dividends per share since our initial public offering with respect to the following periods:

Period	Dividend paid

(U.S. dollars)
Fourteen day period from initial public offering on March 17, 2005 through and including March 31, 2005	$0.08
Second quarter 2005	$0.54
Third quarter 2005	$0.465
Fourth quarter 2005	$0.40
First quarter 2006	$0.345
Second quarter 2006	$0.355
Third quarter 2006	$0.40
Fourth quarter 2006	$0.46

We believe that, under current law, our dividend payments from earnings and profits will constitute "qualified dividend income" and as such will generally be subject to a 15% United

States federal income tax rate with respect to non-corporate individual stockholders. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. We note that in 2005, legislation was introduced in the United States Senate, which, if enacted in its present form, would preclude dividends received after the date of enactment from qualifying as "qualified dividend income." The legislation was referred to committee, but no further action has been taken with respect to the proposal. Please see the section of this prospectus entitled "Tax considerations" for additional information relating to the tax treatment of our dividend payments.

The dry bulk shipping industry is highly volatile and we cannot accurately predict the amount of cash distributions that we may make in any period. Factors beyond our control may affect the charter market for our vessels and our charterers' ability to satisfy their contractual obligations to us, and we cannot assure you that dividends in any amounts will actually be declared.

Marshall Islands law generally prohibits the payment of dividends other than from surplus or when a company is insolvent or if the payment of the dividend would render the company insolvent.

In addition, we may incur expenses or liabilities, including extraordinary expenses, which could include costs of claims and related litigation expenses, or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends or for which our board of directors may determine we require the establishment of reserves. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

Capitalization

The following table sets forth our consolidated capitalization as of December 31, 2006:

•
on an actual basis;

•
on an adjusted basis giving effect to (i) the payment of a $24.4 million dividend paid on March 14, 2007; and (ii) our incurrence of $22.0 million of indebtedness under our revolving credit facility; and

•
on a further adjusted basis giving effect to our issuance and sale of 8,250,000 shares of common stock in this offering at the offering price of $17.00 per share and the application of those net proceeds as described under "Use of proceeds."(1)

	As of December 31, 2006
(in thousands of U.S. dollars)	Actual	As adjusted(2)	As further adjusted(3)

Cash	$14,511	$14,511	$15,350

Debt (Principal balance):
Current portion of long term debt	$—	$—	$—
Long-term debt, net of current portion	138,680	160,680	27,680
Total Debt	$138,680	$160,680	$27,680
Stockholders' equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued	—	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 53,050,000 shares issued and outstanding, actual and adjusted, 61,300,000 shares issued and outstanding, as further adjusted	$531	$531	$613
Additional paid-in capital	368,477	368,477	502,233
Accumulated deficit	(5,905)	(30,308)	(30,308)

Total stockholders' equity	363,103	338,700	472,538

Total capitalization	$501,783	$499,380	$500,218

(1)   We expect to subsequently draw approximately $177.4 million under our $300 million credit facility to fund a portion of the purchase price of the Aliki and the Semirio, the two Capesize dry bulk carriers that we have agreed to purchase and that we expect to take delivery of in April and June 2007, respectively, part of which will be repaid with the proceeds from the sale of the Pantelis SP. See "Use of proceeds."

(2)   There have been no significant changes to our capitalization since December 31, 2006, as so adjusted.

(3)   Assumes no exercise of the underwriters' over-allotment option.

Management's discussion and analysis of
financial condition and results of operations

The following management's discussion and analysis should be read in conjunction with our audited consolidated financial statements and their notes incorporated by reference herein. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus supplement and accompanying prospectus. For additional information relating to our management's discussion and analysis of financial condition and results of operation, please see our annual report on form 20-F for the year ended 2005, the Form 6-K filed with the SEC on February 28, 2007 and the Form 6-K filed with the SEC on March 19, 2007, each incorporated by reference herein.

Operating results

We charter our dry bulk carriers to customers pursuant to short-term and long-term time charters. Currently, 12 of our vessels, including the Capesize dry bulk carriers that we expect to take delivery of in April and June 2007, respectively, are currently employed on longer-term time charters ranging in duration from 18 months to 48 months. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and port and canal charges. We remain responsible for paying the chartered vessel's operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, and we also pay commissions to one or more unaffiliated ship brokers and to in-house brokers associated with the charterer for the arrangement of the relevant charter.

Factors affecting our results of operations

We believe that the important measures for analyzing trends in our results of operations consist of the following:

•
Ownership days. We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

•
Available days. We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

•
Operating days. We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

•
Fleet utilization. We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

•
TCE rates. We define TCE rates as our voyage and time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

The following table reflects our ownership days, available days, operating days, fleet utilization and TCE rates for the periods indicated.

	Year Ended December 31,
	2004	2005	2006

Ownership days	2,319	3,510	4,897
Available days	2,319	3,471	4,856
Operating days	2,315	3,460	4,849
Fleet utilization	99.8%	99.7%	99.9%
Time charter equivalent (TCE) rate	$25,661	$27,838	$22,661

Voyage and time charter revenue

Our revenues are driven primarily by the number of vessels in our fleet, the number of days during which our vessels operate and the amount of daily charter hire rates that our vessels earn under charters, which, in turn, are affected by a number of factors, including:

•
the duration of our charters;

•
our decisions relating to vessel acquisitions and disposals;

•
the amount of time that we spend positioning our vessels;

•
the amount of time that our vessels spend in dry-dock undergoing repairs;

•
maintenance and upgrade work;

•
the age, condition and specifications of our vessels;

•
levels of supply and demand in the dry bulk shipping industry; and

•
other factors affecting spot market charter rates for dry bulk carriers.

Our revenues have grown significantly in recent periods as a result of the enlargement of our fleet, which has increased our ownership, available and operating days. At the same time, we have maintained relatively high vessel utilization rates.

Voyage expenses

We incur voyage expenses that include port and canal charges, bunker (fuel oil) expenses and commissions. Port and canal charges and bunker expenses primarily increase in periods during which vessels are employed on voyage charters because these expenses are for the account of the vessels. Port and canal charges and bunker expenses currently represent a relatively small portion of our vessels' overall expenses because all of our vessels are employed under time charters that require the charterer to bear all of those expenses.

As is common in the shipping industry, we pay commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and in-house brokers associated with the charterers, depending on the number of brokers involved with arranging the charter. In addition to commissions paid to third parties, we have historically paid our fleet manager a commission that is equal to 2% of our revenues in exchange for providing us with technical and commercial management services in connection with the employment of our fleet. This commission is in addition to the fixed management fees we pay to our fleet manager for the same services, as described below.

The following table presents a breakdown of the commissions paid during the periods indicated.

	Year Ended December 31,
(in thousands of U.S. dollars)	2004	2005	2006

Commissions paid to unaffiliated and in-house ship brokers	3,019	4,731	5,364
Commissions paid to our fleet manager	1,276	2,061	2,384

Total	4,295	6,792	7,748

We believe that the amounts and the structures of our commissions are consistent with industry practices.

We expect that the amount of our total commissions will continue to grow as a result of our increased revenues related to the growth of our fleet. As of April 1, 2006, the 2% commissions that we pay our fleet manager, are eliminated from our consolidated financial statements as intercompany transactions. However, this reduction in costs has been offset by the costs of managing the fleet directly as a result of the acquisition of DSS.

Vessel operating expenses

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Our vessel operating expenses, which generally represent fixed costs, have historically increased as a result of the enlargement of our fleet. We expect these expenses to increase further as a result of our acquisition of additional vessels. Other factors beyond our control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance, may also cause these expenses to increase.

Depreciation

The cost of our vessels is depreciated on a straight-line basis over the expected useful life of each vessel. Depreciation is based on the cost of the vessel less its estimated residual value. We estimate the useful life of our vessels to be 25 years from the date construction is completed, which we believe is common in the dry bulk shipping industry. Furthermore, we estimate the residual values of our vessels to be $150 per light-weight ton which we also believe is common in the dry bulk shipping industry. Our depreciation charges have increased in recent periods due to the enlargement of our fleet which has also led to an increase of ownership days. We expect that these charges will continue to grow as a result of our acquisition of additional vessels.

Management fees

We pay our fleet manager a fixed management fee of $15,000 per month for each vessel in our operating fleet in exchange for providing us with technical and commercial management services in connection with the employment of our fleet. This fee is in addition to the 2% commission on revenues we pay to our fleet manager for the services as described above. As of April 1, 2006 the management fees that we pay to our fleet manager have been eliminated from our consolidated financial statements as intercompany transactions and replaced by the direct expenses of operating the manager as a wholly-owned subsidiary.

Executive management services and rent

We have recognized expenses relating to executive management services, as well as the value of the lease expense for the office space and the secretarial services that were provided to us at no additional charge by DSS. The recognition of these expenses as executive management services and rent, for historical purposes, is based on our estimates of the value of the amounts that we would have incurred had our fleet manager not provided the related services and office space to us. The value of the services and rent was determined by reference to the amounts that we intended to compensate our executive officers and to the lease agreement between DSS and the owner of the office space that was previously owned by DSS.

General and administrative expenses

We incur general and administrative expenses which include our onshore vessel related expenses such as legal and professional expenses and other general vessel expenses. Our general and administrative expenses also include our payroll expenses, including those relating to our executive officers. General and administrative expenses may increase as a result of the enlargement of our fleet. Furthermore, subsequent to April 2006, our general and administrative expenses increased as a result of our acquisition of our fleet manager, which resulted in the recognition of additional expenses, including payroll expenses, relating to our fleet manager's operations.

Interest and finance costs

We have historically incurred interest expense and financing costs in connection with the vessel specific debt of our subsidiaries. As of December 31 2006, we had $114.6 million of indebtedness outstanding under our revolving credit facility and have incurred additional indebtedness of $22.0 million since that time. We incur interest expense and financing costs relating to our outstanding debt and our available credit facility. We expect to incur additional debt to finance future acquisitions. However, we intend to limit the amount of these expenses and costs by repaying our outstanding indebtedness in excess of approximately $150.0 million from time to time with the net proceeds of future equity issuances. As of December 31 2006, we had $24.1 million of indebtedness outstanding under our loan facility with Fortis bank. Interest and finance costs incurred in connection with this loan facility are capitalized in vessel cost.

Inflation

Inflation has only a moderate effect on our expenses given current economic conditions. In the event that significant global inflationary pressures appear, these pressures would increase our operating, voyage, administrative and financing costs.

Fleet employment profile

Currently our fleet is employed as follows:

Name	Sister ship(1)	Year built	Dwt	Daily time charter hire rate(2)	Time charter expiration dates(3)

Nirefs	A	2001	75,311	4TCs Average(4)+4.5%	Oct 23, 2007-Jan 23, 2008
Alcyon	A	2001	75,247	$22,582	Oct 15, 2007-Feb 15, 2008
Triton	A	2001	75,336	$24,400	Oct 17, 2009-Jan 17, 2010(5)
Oceanis	A	2001	75,211	$17,000	Apr 19, 2007-Jun 19, 2007
Dione	A	2001	75,172	$28,500	Nov 7, 2007-Jan 17, 2008
Danae	A	2001	75,106	$30,000	Apr 5, 2007-Apr 24, 2007(6)
Protefs	B	2004	73,630	$31,650	Feb 3, 2008-Apr 3, 2008
Calipso	B	2005	73,691	$26,750	Dec 21, 2007-Feb 21, 2008
Clio	B	2005	73,691	$27,000	Jan 27, 2009-Mar 27, 2009
Thetis	B	2004	73,583	$25,000	Aug 3, 2007-Oct 18, 2007
Naias	B	2006	73,546	$21,000	Jun 28, 2007-Sep 28, 2007
Erato	C	2004	74,444	$30,500	Nov 9, 2007-Jan 9, 2008
Coronis	C	2006	74,381	$27,500	Jan 18, 2009-Apr 9, 2009
Pantelis SP(7)	—	1999	169,883	$47,500	Jan 25, 2008-Mar 25, 2008
Sideris GS	D	2006	174,186	$46,000(8)	Dec 1, 2007
				$43,000(8)	Dec 1, 2008
				$39,000(8)	Dec 1, 2009
				$36,000(8)	Oct 17, 2010-Jan 16, 2011(9)
Dry bulk carriers in our fleet that we have agreed to purchase
Aliki	—	2005	180,235	$52,000(8)	Apr 30, 2009
				$45,000(8)	Feb 28, 2011-May 30, 2011(10)
Semirio	D	2007	175,000	$51,000(8)	Jun 15, 2009
				$31,000(8)	Apr 30, 2011-Jul 30, 2011(11)
Hull H1107(12)	D	2010	177,000	—	—
Hull H1108(12)	D	2010	177,000	—	—

(1)   Each vessel is a sister ship of the other vessels that have the same letter.

(2)   Gross time charter rate per day.

(3)   Charterers' optional period to redeliver the vessel to owners.

(4)   Adjustable every 15 days based on the average of four main pre-determined time charter routes, as published by the Baltic Exchange.

(5)   The charterer has the option to employ the vessel for a further 11-13 month period at a daily rate based on the average rate of four pre-determined time charter routes as published by the Baltic Exchange. The optional period, if exercised must be declared on or before the end of the 30th month of employment and can only commence at the end of the 36th month.

(6)   We have entered into a 22 to 25 month time charter for this vessel with Hanjin Shipping Co. Ltd. having a daily time charter hire rate of $29,400, which is expected to commence on or around April 22, 2007.

(7)   The vessel has been sold and is expected to be delivered to its new owners in July 2007.

(8)   For financial reporting purposes, we recognize revenue from time charters that have varying rates on a straight-line basis equal to the average revenue during the term of that time charter. We calculate quarterly dividends based on the available cash from operations during the relevant quarter.

(9)
The daily time charter rate will be $46,000 during the first year; $43,000 during the second year; $39,000 during the third year and $36,000 during the fourth year. The charterer has the option to employ the vessel for a further 11-13 month period from the end of the 48th month, at the daily time charter rate of $48,500.

(10) During the first two years of the charter the gross daily charter hire rate will be $52,000 and during the third and fourth years of the charter $45,000. The charterer has the option to employ the vessel for a further 11-13 month period from the end of the 48th month, at the daily time charter rate of $48,500. The time charter is expected to commence immediately after delivery of the vessel in April 2007.

(11) The daily time charter rate will be $51,000 for the first and second years and $31,000 for the third and fourth years. The charterer has the option to employ the vessel for a further 11-13 month period from the end of the 48th month, at the daily time charter rate of $48,500. The time charter is expected to commence immediately after delivery of the vessel in June 2007.

(12) Expected to be delivered in the second quarter of 2010.

Results of operations

Year ended December 31, 2006 compared to the year ended December 31, 2005

Net Income.    Net income decreased by $3.9 million, or 6%, to $61.1 million for the year ended December 31, 2006, compared to $65.0 million for the same period in 2005. The decrease is attributable to declining trading conditions at the end of 2005 and the beginning of 2006, with an average TCE rate of $22,661 during 2006, down 19% from the average TCE rate of $27,838 during 2005. Trading conditions improved during the second half of 2006, with average TCE rates increasing from $20,165 during the first quarter of 2006 to $23,399 and $25,323 during the third and fourth quarters of 2006, respectively. The acquisition of the fleet manager on April 1, 2006 resulted in reporting a $20.3 million preferential deemed dividend which reduced net income available to common stockholders for 2006 to $40.8 million.

Voyage and Time Charter Revenues.    Voyage and time charter revenues increased by $13.0 million, or 13%, to $116.1 million for the year ended December 31, 2006, compared to $103.1 million for the same period in 2005. This increase is primarily attributable to an increase in the number of operating days that we achieved. The increase in operating days during 2006 resulted primarily from the enlargement of our fleet following our acquisition of the Coronis, the Naias and the Sideris GS in January, August and November 2006, respectively and the full operation in 2006 of Pantelis SP, the Calipso, the Clio, the Erato and the Thetis, all acquired in 2005. In 2006 we had total operating days of 4,849 and fleet utilization of 99.9%, compared to 3,460 total operating days and a fleet utilization of 99.7% in 2005.

Voyage Expenses.    Voyage expenses decreased by $0.4 million, or 6%, to $6.1 million for the year ended December 31, 2006, compared to $6.5 million for the same period in 2005. This decrease is attributable to the elimination of the 2% commission paid to the management company effective April 1, 2006. This decrease was partly offset with increases in commissions due to increased revenues. Commissions paid during 2006 and 2005 to our fleet manager amounted to $2.4 million (of which $1.9 million was eliminated upon the acquisition of our fleet manager as of April 1, 2006) and $2.1 million, respectively, and commissions paid to the unaffiliated ship brokers and in-house ship brokers associated with charterers amounted to $5.4 million and $4.7 million, respectively. The increase in commissions was primarily the result of the increase in the amount of revenue we reported due to increased fleet operating days in 2006.

Vessel Operating Expenses.    Vessel operating expenses increased by $7.5 million, or 50%, to $22.5 million for the year ended December 31, 2006 compared to $15.0 million for the same period in 2005. This increase was primarily the result of the increased number of ownership days during 2005, resulting from the enlargement of our fleet. Daily vessel operating expenses increased by 8% to $4,592 for 2006, compared to $4,261 for 2005. This increase was mainly attributable to increased crew costs, stores, spares and repairs.

Depreciation and Amortization of Deferred Charges.    Depreciation and amortization of deferred charges increased by $6.8 million, or 69%, to $16.7 million for the year ended December 31, 2006, compared to $9.9 million for the same period in 2005. This increase was primarily the result of increased number of vessels and ownership days, as described above, and the increase in vessels that underwent drydock and special surveys during the year.

Management Fees.    Management fees decreased by $1.1 million, or 65%, to $0.6 million for the year ended December 31, 2006, compared to $1.7 million for the same period in 2005. This decrease is attributable to the elimination of the management fees paid to DSS after its acquisition effective April 1, 2006. However, due to this acquisition, General and Administrative Expenses during 2006 increased by $3.4 million to $6.3 million compared, to $2.9 million in 2005.

Interest and Finance Costs.    Interest and finance costs increased by $1.2 million, or 44%, to $3.9 million for the year ended December 31, 2006, compared to $2.7 million for the same period in 2005. Interest and finance costs increased due to increased interest costs which as of December 31, 2006 amounted to $3.1 million compared to $1.4 million for the same period in 2005, which resulted from increased long-term debt outstanding during the year, increased average interest rates and attributable interest relating to leased property that did not exist in 2005.

Year ended December 31, 2005 compared to the year ended December 31, 2004

Net Income.    Net income increased by $4.9 million, or 8%, to $65.0 million for the year ended December 31, 2005 compared to $60.1 million for the same period in 2004. The increase in net income is primarily attributed to the income generated as a result of the enlargement of the fleet following the delivery of five vessels, four Panamax dry bulk carriers and one Capesize dry bulk carrier in February, May and November 2005, respectively. This increase was offset by a gain of $20.0 million resulted in the fourth quarter of 2004 from the sale of the vessel Amfitrite.

Voyage and Time Charter Revenues.    Voyage and time charter revenues increased by $39.3 million, or 62%, to $103.1 million for the year ended December 31, 2005, compared to $63.8 million for the same period in 2004. This increase is primarily attributable to an increase in the number of operating days that we achieved. The increase in operating days during 2005 resulted primarily from the enlargement of our fleet following our acquisition of the Protefs in August 2004, which was fully operated in 2005, the delivery of the Calipso and the Pantelis SP in February 2005, the delivery of the Clio in May 2005 and the delivery of the Erato and the Thetis in November 2005. In 2005 we had total operating days of 3,460 and fleet utilization of 99.7%, compared to 2,315 total operating days and a fleet utilization of 99.8% in 2004.

Voyage Expenses.    Voyage expenses increased by $2.2 million, or 51%, to $6.5 million for the year ended December 31, 2005, compared to $4.3 million for the same period in 2004. This increase is attributable to increased commissions. Commissions paid during 2005 and 2004 to our fleet manager amounted to $2.1 million and $1.3 million, respectively, and commissions paid to the unaffiliated ship brokers and in-house ship brokers associated with charterers amounted to $4.7 million and $3.0 million, respectively. The increase in commissions was primarily the result of the increase in operating days in 2005, which increased the amount of revenue we reported. However, the increase in voyage expenses due to the increase in commissions was partly offset by gains incurred from the sale and purchase of bunkers on the delivery and redelivery of the vessels to and from their time charterers.

Vessel Operating Expenses.    Vessel operating expenses increased by $5.5 million, or 58%, to $15.0 million for the year ended December 31, 2005 compared to $9.5 million for the same period in 2004. This increase was primarily the result of the increased number of ownership days during 2005, resulting from full operation of the Protefs, which was acquired in August 2004 and the delivery of four additional Panamax dry bulk carriers and one Capesize dry bulk carrier in 2005. Daily vessel operating expenses increased by 4% to $4,261 for 2005, compared to $4,103 for 2004. This increase was mainly attributable to increased crew wages and related costs.

Depreciation and Amortization of Deferred Charges.    Depreciation and amortization of deferred charges increased by $4.8 million, or 94%, to $9.9 million for the year ended December 31, 2005, compared to $5.1 million for the same period in 2004. This increase was primarily the result of increased number of vessels and ownership days, as described above, and from the fact that in 2005 three of our vessels underwent their first scheduled surveys compared to no such surveys performed in 2004.

Management Fees.    Management fees increased by $0.8 million, or 89%, to $1.7 million for the year ended December 31, 2005, compared to $0.9 million for the same period in 2004. This increase is attributable to the increased average number of vessels under management, as well as the increase in the monthly management fee per vessel from $12,000 to $15,000 beginning in November 2004.

Interest and Finance Costs.    Interest and finance costs increased by $0.5 million, or 23%, to $2.7 million for the year ended December 31, 2005, compared to $2.2 million for the same period in 2004. Interest and finance costs increased due to the commitment fees we incurred under our revolving credit facility, which for the year ended December 31, 2005, amounted to $0.6 million, and the write off of $0.5 million of financing costs due to prepayment of the outstanding loans in March 2005. This increase was offset by a decrease in interest expense by $0.6 million, or 32%, to $1.4 million in 2005, compared to $2.0 million in 2004, which resulted from the payment in full of the outstanding balance of all loans as of March 2005 with the proceeds of our initial public offering in March 2005 and the fact that we did not incur any further indebtedness until November 2005.

Liquidity and capital resources

We have historically financed our capital requirements with cash flow from operations, equity contributions from stockholders and long-term bank debt. Our main uses of funds have been capital expenditures for the acquisition of new vessels, expenditures incurred in connection with ensuring that our vessels comply with international and regulatory standards, repayments of bank loans and payments of dividends. We will require capital to fund ongoing operations, the construction of new vessels, acquisitions and debt service. We anticipate that internally generated cash flow and borrowings under our credit facility will be sufficient to fund the operations of our fleet, including our working capital requirements.

It is our current policy to fund our future acquisition related capital requirements initially through borrowings under our credit facility and to repay those borrowings in excess of $150 million from time to time with the net proceeds of equity issuances. We believe that excess funds will be available to support our growth strategy, which involves the acquisition of additional vessels and will allow us to distribute substantially all of our available cash flow from operations as dividends to our stockholders as contemplated by our dividend policy. Depending on market conditions in the dry bulk shipping industry and acquisition opportunities that may arise, we may be required to obtain additional debt or equity financing which could affect our dividend policy.

Cash flow

Cash decreased to $14.5 million as of December 31, 2006, compared to $21.2 million as of December 31, 2005. Working capital, which is current assets minus current liabilities, including the current portion of long-term debt, amounted to $6.9 million as at December 31, 2006 compared to $21.9 million as at December 31, 2005.

Net cash provided by operating activities

For the year ended December 31, 2006 net cash provided by operating activities increased by $13.1 million, or 19%, to $82.4 million compared to $69.3 million in 2005. The increase was primarily the result of the increase in operating days in 2006 compared to 2005. Net cash provided by operating activities increased by $21.9 million, or 46%, to $69.3 million for the year ended December 31, 2005 compared to $47.4 million in 2004. This increase was primarily attributable to the increase in the number of operating days that we achieved during the year, which resulted in an increase in our revenues.

Net cash used in investing activities

Net cash used in investing activities was $193.1 million for the year ended December 31, 2006, consisting of the first predelivery advance we paid for our vessels under construction, Hull 1107 and Hull 1108, amounting to $24.1 million plus additional construction costs and $168.7 million paid for the delivery installment of the Coronis and the acquisition of the Naias and the Sideris GS.

Net cash used in investing activities amounted to $169.2 million for 2005, consisting of the final installments that we paid in connection with our acquisitions of the Calipso, the Clio and the Pantelis SP, the acquisitions of the Erato and the Thetis and the 10% advance we paid for the Coronis.

Net cash used in investing activities was $11.8 million for 2004, consisting of the final installments that we paid in connection with our acquisitions of the Amfitrite and the Protefs, 10% advance payment for the acquisition of the second hand bulk carrier vessel Pantelis SP and installments paid for the Calipso and the Clio, netted off with the proceeds from the sale of the Amfitrite in November 2004.

Net cash provided by / used in financing activities

Net cash provided by financing activities was $104.0 million for the year ended December 31, 2006, consisting of $197.2 million of proceeds drawn under our revolving credit and loan facilities for the acquisition of the Coronis ($38.5 million), the management company ($20.0 million), the Naias ($39.6 million), the Sideris GS ($75.0 million) and Hulls 1107 and 1108 ($24.1 million). From the above loan proceeds an amount of $71.4 million was repaid with the net proceeds of our additional primary public offering in June 2006, amounting to $71.7 million. Also, an amount of $19.7 million was the net cash consideration paid for the acquisition of DSS, the fleet manager, which represents the consideration of $20.0 million paid, net of $0.3 million of cash acquired in the transaction. In addition, $73.6 million was paid as dividends in 2006.

Net cash provided by financing activities was $119.5 million in 2005. We borrowed $150.9 million of long-term debt to partially finance the acquisition of the Calipso, the Pantelis SP, the Erato and the Clio and incurred $1.2 million of financing costs. We repaid $230.7 million of outstanding long-term debt with the net proceeds of our initial public offering in March 2005, which amounted to $194.0 million and with the net proceeds of our follow on offering in December 2005, which amounted to $63.1 million and released $0.8 million of restricted cash. We paid our stockholders $57.4 million in cash dividends.

Net cash used in financing activities was $41.3 million in 2004. In 2004, we borrowed $15.7 million of long-term debt to partially finance the acquisition of the Protefs. We repaid $6.3 million of outstanding long-term debt and paid our stockholders $51.0 million in cash dividends.

Contractual obligations

The following table sets forth our contractual obligations and their maturity dates as of December 31, 2006:

(in thousands of U.S. dollars)	Within One Year	One to Three Years	Three to Five Years	More than Five years	Total

Shipbuilding contracts(1)	$—	96,320	—	—	$96,320
Long term debt(2)	—	24,080	—	114,600	138,680
Financing lease obligations(3)	194	206	—	—	400
Operating lease obligations(4)	147	156	—	—	303

(1)   We have entered into agreements to assume the shipbuilding contracts for the construction of two Capesize dry bulk carriers for the purchase price of $60.2 million each. In November 2006, we paid the first predelivery installments of $12.04 million on each vessel, or 20% of each vessel's contract price. We financed the first pre-delivery installment with proceeds under our loan facility with Fortis, mentioned in note (2) below. The remaining installments amounting to $48.2 million for each vessel will be paid as certain stages of construction are completed, pursuant to the respective shipbuilding contracts. The amounts included in this line do not include agreements relating to the two dry bulk carriers entered into after December 31, 2006 discussed below.

(2)   As of December 31, 2006, we had an aggregate of $138.7 million of indebtedness outstanding under our credit facility and our loan facility. This indebtedness was incurred in connection with our acquisition of the Naias and the Sideris GS and in connection with the first pre-delivery installments for Hulls 1107 and Hull 1108, mentioned in note (1) above and does not include projected interest payments which are based on LIBOR plus a margin. As of March 15, 2007, we had incurred additional debt of $22.0 million under our revolving credit facility in order to finance part of the advances paid in connection with our acquisition of the Semirio and the Aliki.

(3)   As of our acquisition of our fleet manager, effective April 1, 2006, we pay rent to Universal Shipping and Real Estates Inc., a related party company controlled by our Chairman and Chief Executive Officer, Mr. Simeon Palios, pursuant to a lease agreement signed between DSS and Universal Shipping and Real Estates Inc. in January 2006 and amended in December 2006. This finance lease has a term of three years and a minimum estimated lease payments amount during the term of the agreement, using the exchange rate at December 31, 2006 of U.S.$1.34 to €1.00, of $0.4 million.

(4)   We pay rent to Altair Travel Agency Ltd. and Diana Shipping Agencies S.A., both related party companies controlled by our Chairman and Chief Executive Officer, Mr. Palios, pursuant to lease agreements signed between the two companies and DSS in January and December 2006, respectively. Both agreements expire in December 2008 and minimum estimated lease payments amounts during the term of the agreements, using the exchange rate at December 31, 2006 of U.S.$1.34 to €1.00, are estimated to be $33,000 and $270,000, respectively.

In February 2007, we entered into an agreement to acquire a newbuilding Capesize dry bulk carrier for $98.0 million, which we expect to be delivered to us in June 2007. We have paid a 20% advance of $19.6 million and we will pay the balance of the purchase price of $78.4 million on its delivery to us.

In March 2007 we entered into an agreement to acquire a secondhand Capesize dry bulk carrier for $110.0 million, which we expect to be delivered to us in or around April 2007. We have paid a 10% advance of $11.0 million and we will pay the balance of the purchase price of $99.0 million on its delivery to us.

Related party transactions

During 2006 we entered into the following related party transactions:

We entered into a finance lease agreement in January 2006, and subsequently amended in December 2006, with Universal Shipping and Real Estates Inc., a related party controlled by our Chairman and Chief Executive Officer, Mr. Simeon Palios. The finance lease agreement has a term of three years and minimum estimated remaining lease payments of $0.4 million.

We entered into lease agreements with Altair Travel Agency Ltd. in January 2006 and with Diana Shipping Agencies S.A. in December 2006, each of which is a related party controlled by our Chairman and Chief Executive Officer, Mr. Simeon Palios. Under the terms of each lease agreement, we pay an annual lease payment of approximately $16,500 and $135,000, respectively for office space. Each lease agreement will terminate in December 2008.

The international dry bulk shipping industry

The information and data in this section relating to the international dry bulk shipping industry has been provided by Drewry Shipping Consultants Ltd., or Drewry, and is taken from Drewry databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Drewry's methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

Overview

The marine industry is a vital link in international trade, with oceangoing vessels representing the most efficient, and often the only method of transporting large volumes of basic commodities and finished products. In 2006, approximately 2.76 billion tons of dry bulk cargo was transported by sea, comprising more than one-third of all international seaborne trade. Dry bulk cargo is cargo that is shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage. Dry bulk cargo is generally categorized as either major bulk or minor bulk. Major bulk cargo constitutes the vast majority of dry bulk cargo by weight, and includes, among other things, iron ore, coal and grain. Minor bulk cargo includes products such as agricultural products, mineral cargoes, cement, forest products and steel products and represents the balance of the dry bulk industry. Other dry cargo is categorized as container cargo, which is cargo shipped in 20 or 40 foot containers and includes a wide variety of finished products, and non-container cargo, which includes other dry cargoes that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles. The balance of seaborne trade involves the transport of liquids or gases in tanker vessels and includes products such as oil, refined oil products and chemicals.

The following table presents the breakdown of the global seaborne trade by type of cargo in 2006:

	Weight (in million of tons)	Contribution (%)

Dry bulk
Major bulk
Coal	696	8.6
Iron ore	723	8.9
Grain	262	3.2

Total major bulk	1,681	20.7
Minor bulk	1,081	13.3

Total major and minor bulk	2,762	34.0

Other dry cargo
Container cargo	1,170	14.4
Non-container cargo	573	7.0

Total other dry cargo	1,743	21.4

Tanker cargo (oil, refined oil products, chemicals)	3,627	44.6

Total global seaborne trade	8,132	100.0

Source: Drewry

The following map represents the major global dry bulk trade routes:

Major dry bulk Seaborne trades

Source: Drewry

Dry bulk carrier supply

The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers, which in turn is influenced by trends in the global economy. Seaborne dry bulk trade increased by slightly more than 2% annually during the 1980s and 1990s. However, this rate of growth has increased dramatically in recent years. Between 2001 and 2006, trade in all dry bulk commodities increased from 2.14 billion tons to 2.76 billion tons, an increase of 29%.

The following table illustrates the growth in demand for dry bulk shipping capacity for the periods indicated:

Dry bulk trade development
(Million tonnes)

P=provisional

        Source: Drewry

One of the primary reasons for the resurgence in dry bulk trade has been the growth in imports by China of iron ore, coal and steel products during the last five years. Chinese imports of iron ore alone increased from 55.3 million tons in 1999 to more than 270 million tons in 2006.

The following table illustrates China's gross domestic product growth rate compared to the United States' gross domestic product growth rate during the periods indicated:

Years	China GDP Growth Rate (%)		U.S. GDP Growth Rate (%)

1981-1985	10.1		2.6
1986-1990	7.8		2.6
1991-1995	12.0		2.3
1996-2000	8.3		4.1
2001-2003	7.9		1.9
2004	10.1		3.9
2005	10.2		3.2
2006	10.5	(p)	3.3	(p)

Source: Drewry

Demand for dry bulk carrier capacity is also affected by the operating efficiency of the global fleet, with port congestion, which has been a significant feature of the market in recent years, absorbing additional tonnage.

In evaluating demand factors for dry bulk carrier capacity, it is important to bear in mind that dry bulk carriers can be the most versatile element of the global shipping fleets in terms of employment alternatives. Dry bulk carriers seldom operate on round trip voyages. Rather, the norm is triangular or multi-leg voyages. Hence, trade distances assume greater importance in the demand equation.

Dry bulk carrier supply

The global dry bulk carrier fleet may be divided into four categories based on a vessel's carrying capacity. These categories consist of:

•
Capesize. Capesize vessels have carrying capacities of more than 100,000 dwt. These vessels generally operate along long haul iron ore and coal trade routes. There are relatively few ports around the world with the infrastructure to accommodate vessels of this size.

•
Panamax. Panamax vessels have a carrying capacity of between 60,000 and 100,000 dwt. These vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal making them more versatile than larger vessels.

•
Handymax. Handymax vessels have a carrying capacity of between 35,000 and 60,000 dwt. These vessels operate along a large number of geographically dispersed global trade routes mainly carrying grains and minor bulks. Vessels below 60,000 dwt are sometimes built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

•
Handysize. Handysize vessels have a carrying capacity of up to 35,000 dwt. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels have operated along regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss.

The following chart illustrates the supply of the global dry bulk carriers for the periods indicated:

	Handysize		Handymax		Panamax		Capesize		Total
	No	mdwt	No	mdwt	No	mdwt	No	mdwt	No	mdwt

2002	1,890	42.8	2,036	84.9	1,115	79.4	541	88.7	5,582	295.8
2003	1,888	42.7	2,082	87.2	1,136	81.0	564	92.8	5,670	303.8
2004	1,912	43.3	2,193	92.4	1,217	87.2	604	100.1	5,926	323.1
2005	1,924	43.6	2,320	98.6	1,304	94.0	653	110.0	6,201	346.1
2006(p)	1,918	43.5	2,417	103.7	1,398	101.6	703	119.2	6,436	368.0

forecast
2007	1,934	43.8	2,526	109.1	1,486	108.6	750	128.3	6,695	389.8
2008	1,921	43.5	2,648	114.7	1,537	112.9	787	135.8	6,893	407.0

3Q05	1,926	43.7	2,287	97.0	1,289	92.8	635	105.8	6,137	339.3
4Q05	1,924	43.6	2,320	98.6	1,304	94.0	653	110.0	6,201	346.1
1Q06	1,926	43.6	2,339	99.7	1,326	95.7	668	112.7	6,259	351.8
2Q06	1,914	43.4	2,367	101.3	1,360	98.5	685	115.9	6,326	359.0
3Q06	1,915	43.4	2,392	102.5	1,380	100.1	692	117.2	6,379	363.3
4Q06(p)	1,918	43.5	2,417	103.7	1,398	101.6	703	119.2	6,436	368.0

forecast
1Q07	1,920	43.5	2,446	105.2	1,416	103.0	718	122.0	6,500	373.8
2Q07	1,923	43.6	2,477	106.8	1,438	104.7	730	124.4	6,568	379.4
3Q07	1,929	43.7	2,504	108.1	1,464	106.8	742	126.7	6,639	385.3
4Q07	1,934	43.8	2,526	109.1	1,486	108.6	750	128.3	6,695	389.8
1Q08	1,935	43.8	2,564	110.9	1,511	110.6	764	130.9	6,773	396.3
2Q08	1,933	43.8	2,603	112.7	1,531	112.2	775	133.2	6,842	401.9

P=provisional

Source: Drewry

The following table illustrates the size of the global dry bulk fleet as of December 2006 and the dry bulk carriers for which newbuilding contracts have been entered into as of the same date:

	Current fleet			Orderbook
(in millions)	No. of vessels	Dwt	% of fleet	No. of vessels	Dwt	% of fleet

Dry bulk carrier fleet:
Capesize	703	119.3	32.41%	182	36.7	30.8
Panamax	1,398	101.6	27.61%	242	19.6	19.3
Handymax	2,417	103.7	28.18%	482	21.9	21.2
Handysize	1,918	43.5	11.82%	86	1.9	4.3
Total	6,436	368.0	100.00%	992	80.1	21.8

Source: Drewry

As of December 2006, the global dry bulk carrier orderbook amounted to 80.10 million dwt, or 21.8% of the existing fleet.

The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. The following table illustrates the scrapping rates of dry bulk carriers for the periods indicated:

	2000	2001	2002	2003	2004	2005	2006

Dry bulk carrier scrapping:
Capesize
No. of vessels	4	3	8	2	1	2	2
Dwt (in millions)	0.5	0.4	0.9	0.3	0.1	0.2	0.3
% of fleet scrapped	0.6	0.5	1.0	0.3	0.1	0.1	0.3
Panamax
No. of vessels	11	28	18	7	1	3	8
Dwt (in millions)	0.7	1.9	1.2	0.5	0.1	0.2	0.5
% of fleet scrapped	1.0	2.5	1.5	0.6	0.1	0.1	0.5
Handymax
No. of vessels	40	40	25	29	0	4	10
Dwt (in millions)	1.5	1.5	0.9	1.1	0	0.2	0.4
% of fleet scrapped	2.0	1.9	1.1	1.3	0.0	0.1	0.4
Handysize
No. of vessels	50	62	64	25	4	4	20
Dwt (in millions)	1.2	1.4	1.6	0.6	0.1	0.1	0.4
% of fleet scrapped	2.6	3.2	3.7	1.4	0.2	0.1	1.0
Total
No. of vessels	105	133	115	63	6	13	40
Dwt (in millions)	3.8	5.2	4.7	2.4	0.3	0.7	1.6
% of fleet scrapped	1.4	1.8	1.6	0.8	0.1	0.1	0.4

*
As of end March 2006.

Source: Drewry

The average age at which a vessel is scrapped over the last five years has been 26 years. However, due to recent strength in the dry bulk shipping industry, the average age at which the vessels are scrapped has increased. The following chart illustrates the age of the global dry bulk fleet for the periods indicated:

Dry bulk fleet profile as at December 31, 2006

  Source: Drewry

Charter hire rates

Charter hire rates fluctuate by varying degrees among dry bulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller dry bulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility.

Charter hire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and between the different dry bulk carrier categories. However, because demand for larger dry bulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.

In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charter entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Panamax Index is the index with the longest history. The Baltic Capesize Index and Baltic Handymax Index are of more recent origin. The following chart details the movement of the indices from 1999.

Baltic exchange freight indices
(index points)

Source: Baltic exchange

As expected, all assessments of dry bulk charter hire rates show a similar pattern. In 2003 and 2004, rates for all sizes of dry bulk carriers strengthened appreciably to historically high levels. According to Drewry, the driver of this dramatic upsurge in charter rates was primarily the high level of demand for raw materials imported by China. In late 2005, rates weakened somewhat, only to climb again in the second half of 2006.

The following chart shows one-year time charter rates for Handysize, Handymax, Panamax and Capesize dry bulk carriers between 1996 and December 2006:

Time charter rates
(US dollars per day)

  Source: Drewry

Vessel prices

Vessel prices, both for newbuildings and secondhand vessels, have increased significantly in the last few years, as a result of the strength of the dry bulk shipping industry. Newbuilding prices for all vessel types have increased significantly due to a reduction in the number of berths available for the construction of new vessels in shipyards because the order book for all commercial levels has risen dramatically.

The following tables present the average prices for both secondhand and newbuilding dry bulk carriers for the periods indicated:

Dry bulk carrier newbuilding prices
(Millions of US Dollars)

  Source: Drewry

Dry bulk carrier secondhand prices
(Millions of US Dollars)

  Source: Drewry

In the secondhand market, the steep increase in newbuilding prices and the strength of the charter market have also affected vessel prices. With vessel earnings at relatively high levels and a limited availability of newbuilding berths, the ability to deliver a vessel early has resulted in a premium to the purchase price. Consequently, secondhand prices of five year old Panamax and Capesize dry bulk carriers have reached higher levels than those of comparably sized newbuildings.

Tax considerations

The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a United States Holder and a Non-United States Holder, each as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the United States dollar) may be subject to special rules. This discussion deals only with holders who (i) purchase common stock in connection with this offering, (ii) own our common stock as a capital asset, and (iii) own less than 10% of our common stock. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Marshall Islands tax considerations

In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States federal income tax considerations

In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to United States Holders and Non-United States Holders, each as defined below, of our common stock. The following discussion of United States federal income tax matters is based on the Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. In addition, the discussion below is based, in part, on the description of our business as described herein and assumes that we conduct our business as described in that section. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. References in the following discussion to "we" and "us" are to Diana Shipping Inc. and its subsidiaries on a consolidated basis.

United States federal income taxation of our company

Taxation of operating income: in general

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation on its "shipping income" that is treated as derived from sources within the United States, to which we refer as "United

States source shipping income." For these purposes "shipping income" means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses. For tax purposes, "United States source shipping income" includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Shipping income attributable to transportation exclusively between non- United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

Shipping income attributable to transportation exclusively between United States ports will be considered to be 100% derived from United States sources. However, the Company is not permitted to engage in the transportation of cargo that produces 100% United States source income.

In the absence of exemption from tax under Section 883 of the Code, our gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of operating income from United States federal income taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our United States source shipping income if:

  (1)
  we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and

  (2)
  either

  (A)
  more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, to which we refer as the "50% Ownership Test," or

  (B)
  our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, to which we refer as the "Publicly-Traded Test."

The Marshall Islands and Panama, the jurisdictions where we and our ship-owning subsidiaries are incorporated, grant an "equivalent exemption" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our United States source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test. Under the Section 883 regulations, any person who holds bearer shares in the chain of ownership between such person and a foreign corporation will be treated as a non-qualified shareholder with respect to its shares in such foreign corporation for purposes of the 50% Ownership Test.

Prior to the 2006 tax year, a majority of our shares were ultimately owned by our Chairman and Chief Executive Officer, Mr. Simeon Palios through certain holding companies, the shares of which were in bearer form. Under a literal reading of the Section 883 regulations, these shares would not be treated as being owned by a "qualified shareholder." However, based upon Mr. Palios's affirmation that he has direct physical possession and control over such bearer shares and has been in such possession and control since the creation of the Company, the Company has taken the position for United States federal income tax reporting purposes that, notwithstanding the language of the Section 883 regulations, Mr. Palios should be treated as a qualified shareholder. However, there is no assurance that the Internal Revenue Service or a court would agree with our position. If Mr. Palios is not treated as a qualified shareholder with respect to our shares prior to the offering, then we will not qualify for exemption under Section 883 for the 2005 taxable year and we will be subject to United States federal income tax on our United States source shipping income as discussed below. Beginning with the 2006 tax year, we believe that we have satisfied and that we will continue to satisfy the Publicly-Traded Test as discussed below.

The regulations under Code Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock, which is our sole class of issued and outstanding stock, is "primarily traded" on the New York Stock Exchange.

Under the regulations, our common stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, to which we refer as the "listing threshold."

It is further required that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe our common stock satisfies the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is the case with our common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that each class of our stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, to which we refer as the "5 Percent Override Rule."

For purposes of being able to determine the persons who actually or constructively own 5% or more of our stock, or "5% Stockholders," the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," as having a 5% or more beneficial interest in our common stock. The regulations further provide that an investment company, which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, sufficient shares are owned by 5% Stockholders that are considered to be "qualified shareholders" for purposes of Code Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year.

Before and after this offering, we believe that we will be able to satisfy the Publicly-Traded Test and will not be subject to the 5 Percent Override Rule, although we can give no assurance that this will continue to be the case. For example, after this offering, we expect that our 5% Stockholders, Mr. Simeon Palios, and Fortis Bank (Nederland) N.V. will own as much as 29.0% of our outstanding common stock, assuming the underwriters' over-allotment option is not exercised. If other 5% Stockholders were, in combination with Mr. Palios and Fortis Bank (Nederland) N.V., to own 50% or more of the outstanding shares of our stock on more than half the days during the taxable year then we would be subject to the 5 Percent Override Rule.

Under the regulations, if we are subject to the 5 Percent Override Rule or the 50% Ownership Test, we would have to satisfy certain substantiation requirements regarding the identity of our stockholders in order to qualify for the Code Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

Taxation in the absence of Section 883 exemption

To the extent the benefits of Code Section 883 are unavailable, our United States source shipping income, to the extent not considered to be "effectively connected" with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime. For the 2005 and 2006 taxable years, we estimate that our maximum United States federal income tax liability would be immaterial if we were to be subject to the 4% gross basis tax regime.

To the extent the benefits of the Code Section 883 exemption are unavailable and our United States source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" United States source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

Our United States source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:

•
we have, or are considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

•
substantially all of our United States source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We have not had, and do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis and we do not have or intend to have an office or other fixed place of business in the United States. Based on the foregoing and on the expected mode of our shipping operations and other activities, none of our United States source shipping income currently is or in the future will be "effectively connected" with the conduct of a United States trade or business.

United States taxation of gain on sale of vessels

If we qualify for exemption from taxation under Section 883 in respect of the shipping income derived from the international operation of our vessels, as we believe we do, then gain from the sale of any such vessel should likewise be exempt from tax under Section 883. If, however, our shipping income from such vessels does not qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. To the extent possible, we will attempt to structure any sale of a vessel by us so that it is considered to occur outside of the United States.

United States federal income taxation of United States Holders

As used herein, the term "United States Holder" means a beneficial owner of common stock that is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a United States Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as "passive category income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a United States Holder who is an individual, trust or estate (a "United States Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such United States Non-Corporate Holder at preferential tax rates (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we have been, are or will be); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a United States Non-Corporate Holder, although we believe that they will be so eligible. Any dividends out of earnings and profits we pay which are not eligible for these preferential rates will be taxed as ordinary income to a United States Non-Corporate Holder.

Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder's adjusted basis (or fair market value in certain circumstances) in a share of common stock—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, exchange or other disposition of common stock

Assuming we do not constitute a passive foreign investment company for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are eligible for reduced rates of taxation. A United States Holder's ability to deduct capital losses is subject to certain limitations.

Passive foreign investment company status and significant tax consequences

Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a "passive foreign investment company" for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a United States Holder if, for any taxable year in which such holder held our common stock, either

•
at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•
at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. In addition, we have obtained an opinion from our counsel, Seward and Kissel LLP that, based upon our operations as described herein, our income from time charters should not be treated as passive income for purposes of determining whether we are a passive foreign investment company. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a United States Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

Taxation of United States Holders making a timely QEF election

If a United States Holder makes a timely QEF election, which United States Holder we refer to as an "Electing Holder," the Electing Holder must report each year for United States federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A United States Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing one copy of IRS Form 8621 with his United States federal income tax return. If we were to be treated as a passive foreign investment company for any taxable year, we would provide each United States Holder with all necessary information in order to make the qualified electing fund election described above.

Taxation of United States Holders making a "Mark-to-Market" election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, our stock is treated as "marketable stock," a United States Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder.

Taxation of United States Holders not making a timely QEF or Mark-to-Market election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a United States Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•
the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common stock;

•
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a passive foreign investment company, would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If we are a passive foreign investment company and a Non-Electing Holder who is an individual dies while owning our common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

United States federal income taxation of "Non-United States Holders"

A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a "Non-United States Holder."

Dividends on common stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, Exchange or other disposition of common stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

•
the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

•
the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup withholding and information reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

•
fail to provide an accurate taxpayer identification number;

•
are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•
in certain circumstances, fail to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-United States Holder and you sell your common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Underwriting

J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are acting as co-book-running managers of this offering and as representatives of the underwriters named below.

We and the underwriters named below have entered into an underwriting agreement covering the shares of common stock to be sold in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc	5,775,000
Wachovia Capital Markets, LLC	3,150,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	525,000
Dahlman Rose & Company, LLC.	525,000
Morgan Keegan & Company, Inc.	525,000

Total	10,500,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. If an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriting agreement also provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession of up to $0.459 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.100 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,575,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any additional shares of common stock are purchased pursuant to the over-allotment option, the underwriters will purchase such shares in approximately the same proportion as shown in the table above, and the underwriters will offer the additional shares on the same terms as those on which the initial shares are being offered.

The underwriting fee is equal to the public offering price per common share less the amount paid by the underwriters to us and the selling stockholders per common share. The underwriting fee is $0.765 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Without over-allotment exercise	With full over-allotment exercise

Per Share	$0.765	$0.765
Total	$8,032,500	$9,237,375

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.5 million. The underwriters have agreed to reimburse us for a portion of our out-of-pocket expenses relating to this offering.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. The information on any such website is not part of this prospectus supplement or the accompanying prospectus.

During the period of 90 days from the date of the final prospectus for this offering, without the prior written consent of J.P. Morgan Securities Inc., we, the selling stockholders and each of our executive officers and directors have agreed, subject to certain exceptions, not to:

•
directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option with respect to, pledge, borrow or otherwise dispose of any of our common stock or other of our securities or those of any of our subsidiaries or any security convertible into, or exercisable or exchangeable for, our common stock or any other of our securities, or make any announcement of any of the foregoing; or

•
establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" (in each case within the meaning of Section 15 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with respect to any of our common stock or other of our securities or those of any of our subsidiaries or any security convertible into, or exercisable or exchangeable for, our common stock or any other of our securities; or

•
otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any of our common stock or other of our securities or those of any of our subsidiaries or any security convertible into, or exercisable or exchangeable for, our common stock or any other of our securities, whether or not such transaction is to be settled by delivery of such common stock, other securities, cash or other consideration.

Notwithstanding the foregoing, we may, under certain circumstances, issue up to 5,200,000 shares of common stock during this restriction period solely for the purpose of acquiring additional vessels or new building contracts, provided the person to whom such common stock or other securities are issued, sold or otherwise transferred agrees to the restriction.

This restriction terminates after the close of trading of the shares of common stock on and including the 90 days after the date of the final prospectus for this offering. However, if (a) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of such 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, these imposed "lock-up" restrictions shall continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs, unless J.P. Morgan Securities Inc. waives, in writing, the extension of such restrictions. J.P. Morgan Securities Inc. may, in its sole discretion and at any time or from time to time before the expiration of the lock-up period, without notice, release all or any portion of the securities subject to these agreements. There are no existing agreements between J.P. Morgan Securities Inc. and any person who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, subject to certain exceptions, during the lock-up period referred to above, we will not, without the prior written consent of J.P. Morgan Securities Inc., consent to the disposition of any shares held by executive officers, directors or stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale and the sale by the selling stockholders of shares of common stock in this offering. Notwithstanding the foregoing, we may issue common stock or securities convertible into or exercisable or exchangeable for common stock for the benefit of our employees, directors and executive officers under incentive plans described in this prospectus supplement or accompanying prospectus, provided that recipients are subject to the lock-up described above.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our shares are listed for trading on the NYSE under the symbol "DSX".

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of common stock than they are required to purchase in this offering, and purchasing common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the shares of common stock, including the imposition of penalty bids. This means that if the representatives purchase shares of common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of common stock as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation, or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the shares of our common stock may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

Selling Restrictions

United Kingdom

Each of the underwriters has represented and agreed that:

  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended) (FSMA) received by it in connection with the issue or sale of the common stock or in circumstances in which section 21 of FSMA does not apply to the Company; and

  it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of the common stock may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  1.
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  2.
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than W43,000,000 and (3) an annual net turnover of more than W50,000,000, as shown in its last annual or consolidated accounts;

  3.
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer, or

  4.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the common stock shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Federal Republic of Germany

The underwriters have agreed to comply with the following selling restrictions applicable to the Federal Republic of Germany.

The underwriters have agreed that they shall not offer or sell the common stock in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), the German Investment Act (Investmentgesetz), respectively, and any other laws and regulations applicable in the Federal Republic of Germany governing the issue, the offering and the sale of securities.

The common stock may neither be nor intended to be distributed by way of public offering, public advertisement or in a similar manner within the meaning of sections 2Nr. 4, 3 (1) of the German Securities Prospectus Act (Wertpapierprospektgesetz), section 8f (1) of the German Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz) and sections 1, 2 (11), 101 (1) and (2) of the German Investment Act (Investmentgesetz) nor shall the distribution of this prospectus or any other document relating to the common stock constitute such public offer.

The distribution of the common stock has not been notified and the common stock are not registered or authorized for public distribution in the Federal Republic of Germany under the German Securities Prospectus Act (Wertpapierprospektgesetz) or the German Investment Act (Investmentgesetz). Accordingly, this prospectus has not been filed or deposited with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht—BaFin).

Prospective German investors in the common stock are urged to seek independent tax advice and to consult their professional advisors as to the legal and tax consequences that may arise from the application of the German Investment Tax Act (Investmentsteuergesetz) to the common stock and neither we nor the underwriters accepts any responsibility in respect of the German tax position of the common stock.

Hong Kong

Our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (or, the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Japan

Our common stock has not been and will not be registered under the Securities and Exchange Law of Japan (or, the "Securities and Exchange Law") and each underwriter has agreed that it will not offer or sell any of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

Our common stock may be offered in Switzerland on the basis only of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the SWX Swiss Exchange. Our common stock may not be offered or distributed on a professional basis in, into or from Switzerland and neither this prospectus nor any other offering material relating to our common stock may be publicly issued in connection with any such offer or distribution. Our common stock has not been and will not be approved by any Swiss regulatory authority. In particular, our common stock are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Federal Act on Collective Investment Schemes.

Italy

The offering of our common stock has not been registered with the Commissione Nazionale per le Societäe la Borsa ("CONSOB"), in accordance with Italian securities legislation. Accordingly, the shares may not be offered, sold or delivered, and copies of this prospectus or any other document relating to the shares may not be distributed in Italy except to Professional Investors, as defined in Art. 31.2 of CONSOB Regulation no. 11522 of July 1, 1998, as amended, pursuant to Art. 30.2 and Art. 100 of Legislative Decree no. 58 of February 24, 1998 (the "Finance Law") or in any other circumstance where an express exemption to comply with the solicitation restrictions provided by the Finance Law or CONSOB Regulation no. 11971 of May 14, 1999, as amended (the "Issuers Regulation") applies, including those provided for under Art. 100 of the Finance Law and Art. 33 of the Issuers Regulation, and provided, however, that any such offer, sale, or delivery of the shares or distribution of copies of this prospectus or any other document relating to the shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be made in compliance with Article 129 of Legislative Decree no. 385 of September 1, 1993, as amended (the "Banking Law Consolidated Act") and the implementing guidelines of the Bank of Italy (Istruzioni di Vigilanza per le banche) pursuant to which the issue, trading or placement of securities in the Republic of Italy is subject to prior notification to the Bank of Italy, unless an exemption applies depending, inter alia, on the amount of the issue and the characteristics of the securities, (iii) be conducted in accordance with any relevant limitations or procedural requirements the Bank of Italy or CONSOB may impose upon the offer or sale of the securities, and (iv) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of the Banking Law Consolidated Act, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Financial Laws Consolidated Act and the relevant implementing regulations; or by (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Law Consolidated Act, in each case acting in compliance with every applicable law and regulation.

Ireland

Each underwriter has agreed that it will not underwrite the issue of, or place the common stock, otherwise than in conformity than with the provisions of the Irish Investment Intermediaries Act 1995 (as amended), including, without limitation, Sections 9 and 23 thereof and any codes of conduct rules made under Section 37 thereof and the provisions of the Investor Compensation Act 1998.

Australia

This document does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (the "Corporations Act") and does not include the information required for a disclosure document under the Corporations Act. This document has not been lodged with the Australian Securities and Investments Commission ("ASIC") and no steps have been taken to lodge it with ASIC. Any offer in Australia of the common stock under this prospectus may only be made to persons who come within one of the categories set out in sections 708(8), 708(10), 708(11) of the Corporations Act, or otherwise pursuant to one or more exemptions in section 708 of the Corporations Act so that it is lawful to offer the common stock without disclosure to investors under Part 6D.2 of the Corporations Act (collectively referred to as "Sophisticated and Professional Investors").

As no formal disclosure document (such as a prospectus) will be lodged with ASIC, the common stock will only be offered and issued in Australia to one of the categories of Sophisticated or Professional Investors. If a person to whom common stock are issued (called an "Investor") on-sells the common stock in Australia within 12 months from their issue, the Investor may need to lodge a prospectus with ASIC unless that sale is to another Sophisticated or Professional Investor or otherwise in reliance on a prospectus disclosure exemption under the Corporations Act. Any person acquiring common stock should observe such Australian on-sale restrictions.

Legal matters

The validity of the common stock and certain other matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Diana Shipping Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 appearing in Diana Shipping Inc.'s Report of Foreign Private Issuer on Form 6-K filed with the Commission on March 19, 2007, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The discussions contained in the section of this prospectus supplement entitled "The International dry bulk shipping industry" has been reviewed by Drewry, which has confirmed to us that they accurately describe the international dry bulk shipping industry, subject to the reliability of the data supporting the statistical and graphical information presented in this prospectus supplement.

The statistical and graphical information we use in this prospectus supplement has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

Incorporation by reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and accompanying prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•
Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Commission on April 13, 2006 and amended on April 14, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•
Our Report on Form 6-K filed with the Commission on December 13, 2006;

•
Our Report on Form 6-K/A filed with the Commission on February 28, 2007

•
Our Report on Form 6-K filed with the Commission on March 5, 2007; and

•
Our Report on Form 6-K filed with the Commission on March 19, 2007.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into the registration statement of which this prospectus supplement and accompanying prospectus forms a part) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus supplement.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus supplement or accompanying prospectus by writing or telephoning us at the following address:

    Diana Shipping Inc.
    Pendelis 16
    175 64 Palaio Faliro
    Athens, Greece
    (30) 210 947-0100

$423,525,000

and

8,000,000 of our Common Shares
Offered by Selling Shareholders

Diana Shipping Inc.

        Through this prospectus, we may periodically offer:

          (1) our common shares,

          (2) our preferred shares,

          (3) our debt securities, which may be guaranteed by one or more of our subsidiaries,

          (4) our warrants,

          (5) our purchase contracts, and

          (6) our units

        In addition, the selling shareholders named in the section "Selling Shareholders" may sell in one or more offerings pursuant to this registration statement up to 8,000,000 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

        The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

        Our common shares are currently listed on the New York Stock Exchange under the symbol "DSX".

        The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

        An investment in these securities involves risks. See the section entitled "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2006.

        Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with the U.S. generally accepted accounting principles.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $423,525,000. In addition, the Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 8,000,000 of our common shares that were previously acquired in private transactions. This prospectus provides you with a general description of the securities we or the Selling Shareholders may offer. Each time we or the Selling Shareholders offers securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

        This prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information."

ii

PROSPECTUS SUMMARY

        This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Our Company

        We are Diana Shipping Inc., a Marshall Islands company that owns and operates dry bulk carriers that transport iron ore, coal, grain and other dry cargoes along worldwide shipping routes.

        Our fleet consists of 13 modern Panamax dry bulk carriers and two Capesize dry bulk carriers that, as of December 13, 2006, had a combined carrying capacity of 1.312 million deadweight tons, or dwt, and a weighted average age of 3.7 years.

        During 2005, we had a fleet utilization of 99.7%, our vessels achieved a daily time charter equivalent rate of $27,838 and we generated revenues of $103.1 million. During the nine months ended September 30, 2006, we had a fleet utilization of 99.9%, our vessels achieved a daily time charter equivalent rate of $21,666 and we generated revenues of $80.9 million. During 2003, 2004, and 2005, we recorded net income of $9.5 million, $60.1 million and $65.0 million, respectively. During the nine months ended September 30, 2006, we recorded net income of $41.6 million and net income available to common stock holders of $21.4 million.

        Our objective is to expand our presence in the dry bulk shipping industry. In furtherance of this objective, in January and August 2006, we took delivery of two newly built Panamax dry bulk carriers and in November 2006, we took delivery of one additional newly built Capesize dry bulk carrier. We have also assumed shipbuilding contracts for two Capesize dry bulk carriers currently under construction that we expect to take delivery of during the second quarter of 2010.

Our Fleet

        The following table presents certain information concerning the dry bulk carriers in our fleet as of December 13, 2006.

Vessel	Operating Status(1)	Dwt(4)	Age(2)	Sister Ship(3)
Nirefs	Delivered Jan. 2001	75,311	5.9 years	A
Alcyon	Delivered Feb. 2001	75,247	5.9 years	A
Triton	Delivered March 2001	75,336	5.7 years	A
Oceanis	Delivered May 2001	75,211	5.5 years	A
Dione	Acquired May 2003	75,172	5.9 years	A
Danae	Acquired July 2003	75,106	5.9 years	A
Protefs	Delivered Aug. 2004	73,630	2.3 years	B
Calipso	Delivered Feb. 2005	73,691	1.9 years	B
Pantelis SP	Delivered Feb. 2005	169,883	7.8 years	—
Clio	Delivered May 2005	73,691	1.6 years	B
Erato	Acquired Nov. 2005	74,444	2.3 years	C
Thetis	Acquired Nov. 2005	73,583	2.4 years	B
Coronis	Delivered Jan. 2006	74,381	0.9 years	C
Naias	Delivered Aug. 2006	73,546	0.5 years	B
Sideris G.S	Delivered Nov. 2006	174,187	0.0 years	—
Hull No. H1107	Delivery expected Apr. 2010	177,000	—	D
Hull No. H1108	Delivery expected Jun. 2010	177,000	—	D

(1)
A vessel's delivery date refers to the date that a newly built vessel was delivered to us by the shipbuilding yard. A vessel's acquisition date refers to the date that a secondhand vessel was acquired by us from its previous owner.

(2)
As of December 13, 2006.

(3)
Each dry bulk carrier is a sister ship of each other bulk carrier that has the same letter.

(4)
A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel's DWT or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

        We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel's operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. We also pay (through our fleet manager) commissions ranging from 1.25% to 5.5% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter. As of April 1, 2006, we acquired our fleet manager, Diana Shipping Services, S.A., and have brought the commercial and technical management of our vessels in-house.

        We strategically monitor developments in the dry bulk shipping industry on an ongoing basis and, subject to market demand, adjust the charter hire periods for our vessels according to prevailing market conditions. Historically, we have employed our vessels on primarily short-term time charters that have ranged in duration from a few days to 13 months, which we believe have provided us with flexibility in responding to market developments and have assisted us in enhancing the amount of charter hire that we are paid. As contemplated by our business strategy, however, we have also entered into time charters in excess of 18 months for seven of the vessels in our fleet. We may in the future extend the charter periods for additional vessels in our fleet to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters.

Our Competitive Strengths

        We believe that we possess a number of strengths that provide us with a competitive advantage in the dry bulk shipping industry:

  •
  We own a modern, high quality fleet of dry bulk carriers. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

  •
  Our fleet includes four groups of sister ships. We believe that maintaining a fleet that includes sister ships enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. The uniform nature of sister ships also improves our operating efficiency by allowing our fleet manager to apply the technical knowledge of one vessel to all vessels of the same series, and creates economies of scale that enable us to realize cost savings when maintaining, supplying and crewing our vessels.

  •
  We have an experienced management team. Our management team consists of experienced executives who have on average more than 21 years of operating experience in the shipping industry and have demonstrated ability in managing the commercial, technical and financial areas of our business. Our management team is led by Mr. Simeon Palios, a qualified naval architect and engineer who has 40 years of experience in the shipping industry.

  •
  Internal management of vessel operations. Effective April 1, 2006, we acquired our fleet manager and now conduct all of the commercial and technical management of our vessels in-house. We believe that providing our own commercial and technical management provides us with a competitive advantage over many of our competitors by allowing us to more closely monitor our operations and offer a high quality of performance, reliability and efficiency.

  •
  We benefit from strong relationships with members of the shipping and financial industries. We have developed strong relationships with major international charterers, shipbuilders and financial institutions that we believe are the result of the quality of our operations, the strength of our management team and our reputation for dependability.

  •
  We have a strong balance sheet and a relatively low level of indebtedness. We believe that our strong balance sheet and relatively low level of indebtedness, with a target of $150 million in debt, increases the amount of funds that we may draw under our credit facility in connection with future acquisitions and enable us to use cash flow that would otherwise be dedicated to debt service for other purposes, including funding operations and making dividend payments.

Our Business Strategy

        Our main objective is to manage and expand our fleet in a manner that enables us to pay attractive dividends to our stockholders. To accomplish this objective, we intend to:

  •
  Continue to operate a high quality fleet. We intend to limit our acquisition of ships to vessels that meet rigorous industry standards and that are capable of meeting charterer certification requirements. We intend to preserve the quality of our fleet through regular inspections of our vessels and a comprehensive maintenance program.

  •
  Strategically expand the size of our fleet. We intend to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to dividends per share. We expect to focus our dry bulk carrier acquisitions primarily on Panamax and Capesize dry bulk carriers. We intend to continue to monitor developments in market conditions regularly and expect to acquire vessels in the future when those acquisitions would, in our view, present favorable investment opportunities.

  •
  Pursue an appropriate balance of short-term and long-term time charters. We historically have chartered our vessels to customers primarily pursuant to short-term time charters, which we believe have generally increased our flexibility in responding to market developments and assisted us in enhancing the amount of charter hire rates that we are paid. We have also entered into time charters in excess of 18 months for seven of the vessels in our fleet and may in the future extend the charter periods for additional vessels to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters.

  •
  Maintain a strong balance sheet with limited leverage. We expect to draw funds under our credit facility from time to time to fund vessel acquisitions. We intend to limit the amount of indebtedness that we have outstanding at any time to approximately $150 million, which we believe represents a relatively conservative level. We intend to repay our acquisition related debt in excess of approximately $150 million from time to time with the net proceeds of equity issuances.

  •
  Maintain low cost, highly efficient operations. We intend to actively monitor and control vessel operating expenses without compromising the quality of our vessel management by utilizing regular inspection and maintenance programs, employing and retaining qualified crew members and taking advantage of the economies of scale that result from operating sister ships.

  •
  Capitalize on our established reputation. We intend to capitalize on our reputation for maintaining high standards of performance, reliability and safety in establishing and maintaining relationships with major international charterers who consider the reputation of a vessel owner and operator when entering into time charters and with shipyards and financial institutions who consider reputation to be an indicator of creditworthiness.

Corporate Structure

        Diana Shipping Inc. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30 (210) 947-0100. Our website address is www.dianashippinginc.com. The information on our website is not a part of this prospectus.

The Securities

        We may use this prospectus to offer up to $423,525,000 of:

  •
  common shares;

  •
  preferred shares;

  •
  debt securities, which may be guaranteed by one or more of our subsidiaries;

  •
  warrants;

  •
  purchase contracts; and

  •
  units.

        We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

        In addition, the selling shareholders may sell in one or more offerings pursuant to this registration statement up to 8,000,000 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares sold by the selling shareholders.

        A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we or the selling shareholders may offer and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

        The following risk factors and other information included in this prospectus should be carefully considered before making an investment decision. In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered thereby. The occurrence of any of the events described in this section or in any prospectus supplement could significantly and negatively affect our business, financial condition, operating results or cash available for dividends or the trading price of our common shares and cause you to lose all or part of your investment.

Industry Specific Risk Factors

Charter hire rates for dry bulk carriers may decrease in the future, which may adversely affect our earnings

        The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of dry bulk carriers has varied widely. Charter hire rates for Panamax and Capesize dry bulk carriers have declined from their historically high levels. Because we generally charter our vessels pursuant to short-term time charters, we are exposed to changes in spot market rates for dry bulk carriers and such changes may affect our earnings and the value of our dry bulk carriers at any given time. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends to our stockholders. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

        Factors that influence demand for vessel capacity include:

  •
  demand for and production of dry bulk products;

  •
  global and regional economic and political conditions;

  •
  the distance dry bulk is to be moved by sea; and

  •
  changes in seaborne and other transportation patterns.

        The factors that influence the supply of vessel capacity include:

  •
  the number of newbuilding deliveries;

  •
  port and canal congestion;

  •
  the scrapping rate of older vessels;

  •
  vessel casualties; and

  •
  the number of vessels that are out of service.

        We anticipate that the future demand for our dry bulk carriers will be dependent upon continued economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk carrier fleet and the sources and supply of dry bulk cargo to be transported by sea. The capacity of the global dry bulk carrier fleet seems likely to increase and there can be no assurance that economic growth will continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow under our credit facility

        The fair market values of our vessels have generally experienced high volatility. The market prices for secondhand Panamax and Capesize dry bulk carriers have declined from historically high levels. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of newbuildings. If the market value of our fleet declines, we may not be able to draw down the full amount of our credit facility and we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all.

The market values of our vessels may decrease, which could cause us to breach covenants in our credit facility and adversely affect our operating results

        We believe that the market value of the vessels in our fleet is currently in excess of amounts required under our credit facility. However, if the market values of our vessels, which have declined from historically high levels, decrease further, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time, including covenants in our credit facility. If we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results.

World events could affect our results of operations and financial condition

        Terrorist attacks such as those in New York on September 11, 2001 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our operating results are subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends

        We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect the amount of dividends that we pay to our stockholders from quarter to quarter. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues have historically been stronger in fiscal quarters ended December 31 and March 31. While this seasonality has not materially affected our operating results, it could materially affect our operating results and cash available for distribution to our stockholders as dividends in the future.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports

        The operation of our vessels is affected by the requirements set forth in the United Nations' International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this prospectus, each of our vessels is ISM code-certified.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

        A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

Company Specific Risk Factors

We are dependent on short-term time charters in a volatile shipping industry and a decline in charter hire rates would affect our results of operations and ability to pay dividends

        We charter our vessels primarily pursuant to short-term time charters, although we have also entered into time charters in excess of 18 months for seven of the vessels in our fleet and we may in the future employ additional vessels on longer term time charters. Currently, seven of our vessels are employed on time charters scheduled to expire within the next six months, at which time we expect to enter into new charters for those vessels. Although dependence on short-term time charters is not unusual in the dry bulk shipping industry, the short-term time charter market is highly competitive and spot market charter hire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity. While our focus on the short-term time charter market may enable us to benefit in periods of increasing charter hire rates, we must consistently renew our charters and this dependence makes us vulnerable to declining charter rates. As a result of the volatility in the dry bulk carrier charter market, we may not be able to employ our vessels upon the termination of their existing charters at their current charter hire rates. The dry bulk carrier charter market is volatile, and in the past short-term time charter and spot market charter rates for dry bulk carriers have declined below operating costs of vessels. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably or to pay you dividends.

Our earnings may be adversely affected if we are not able to take advantage of favorable charter rates

        We charter our dry bulk carriers to customers primarily pursuant to short-term time charters that range in duration from a few days to 13 months. However, we have also entered into time charters in excess of 18 months for seven of our vessels. We may in the future extend the charter periods for additional vessels in our fleet. While we believe that longer-term charters provide us with relatively stable cash flows and higher utilization rates than shorter-term charters, our vessels that are committed to longer-term charters may not be available for employment on short-term charters during periods of increasing short-term charter hire rates when these charters may be more profitable than long-term charters.

Investment in derivative instruments such as freight forward agreements could result in losses

        From time to time, we may take positions in derivative instruments including freight forward agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner's exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operations and cash flows.

We cannot assure you that our board of directors will declare dividends

        Our policy is to declare quarterly distributions to stockholders by each February, May, August and November substantially equal to our available cash from operations during the previous quarter after cash expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, and after taking into account contingent liabilities, the terms of our credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy and provisions of Marshall Islands law affecting the payment of dividends. The international dry bulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.

        We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in this section of the prospectus. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

        Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends. We can give no assurance that dividends will be paid in the amounts anticipated in this prospectus or at all.

We may have difficulty managing our planned growth properly

        In January and August 2006, we took delivery of two newly built Panamax dry bulk carriers and in November 2006, we took delivery of one additional newly built Capesize dry bulk carrier. We have also assumed shipbuilding contracts for two additional Capesize dry bulk carriers that we expect to be delivered to us during the second quarter of 2010. The addition of these vessels to our fleet has resulted in a significant increase of the size of our fleet and has imposed significant additional responsibilities on our management and staff. While we expect our fleet to grow further, this may require us to increase the number of our personnel. We will also have to increase our customer base to provide continued employment for the new vessels. In addition, our acquisition of our fleet manager on April 1, 2006, has imposed further requirements upon our management and staff.

        Our future growth will primarily depend on our ability to:

  •
  locate and acquire suitable vessels;

  •
  identify and consummate acquisitions or joint ventures;

  •
  enhance our customer base;

  •
  manage our expansion; and

  •
  obtain required financing on acceptable terms.

        Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

We cannot assure you that we will be able to borrow amounts under our credit facility and restrictive covenants in our credit facility may impose financial and other restrictions on us

        We entered into a secured revolving credit facility with The Royal Bank of Scotland Plc in February 2005 and amended the facility in May 2006. We have already used and intend to use the facility in the future to finance future vessel acquisitions and our working capital requirements. Our ability to borrow amounts under the credit facility is subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Prior to each drawdown, we are required, among other things, to provide the lender with acceptable valuations of the vessels in our fleet confirming that the vessels in our fleet have a minimum value and that the vessels in our fleet that secure our obligations under the facility are sufficient to satisfy minimum security requirements. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under the credit facility without obtaining a waiver or consent from the lender. We will also not be permitted to borrow amounts under the facility if we experience a change of control.

        The credit facility also imposes operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

  •
  pay dividends or make capital expenditures if we do not repay amounts drawn under our credit facility, if there is a default under the credit facility or if the payment of the dividend or capital expenditure would result in a default or breach of a loan covenant;

  •
  change the flag, class or management of our vessels;

  •
  create liens on our assets;

  •
  sell our vessels;

  •
  enter into a time charter or consecutive voyage charters that have a term that exceeds, or which by virtue of any optional extensions may exceed, 13 months;

  •
  merge or consolidate with, or transfer all or substantially all our assets to, another person; and

  •
  enter into a new line of business.

        Therefore, we may need to seek permission from our lender in order to engage in some corporate actions. Our lender's interests may be different from ours and we cannot guarantee that we will be able to obtain our lender's permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

We cannot assure you that we will be able to refinance indebtedness incurred under our credit facility

        We intend to finance our future vessel acquisitions initially with secured indebtedness drawn under our credit facility. While we intend to refinance amounts of over $150.0 million of indebtedness drawn under our credit facility with the net proceeds of future equity offerings, we cannot assure you that we will be able to do so on terms that are acceptable to us or at all. If we are not able to refinance these amounts with the net proceeds of equity offerings on terms acceptable to us or at all, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our credit facility or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes. If we are unable to meet our debt obligations, or if we otherwise default under our credit facility or an alternative financing arrangement, our lender could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

If the delivery of either of the two vessels under construction for us is delayed or if a vessel is delivered with significant defects, our earnings and financial condition could suffer

        We have assumed shipbuilding contracts for two Capesize dry bulk carriers that we expect to be delivered to us during the second quarter of 2010. A delay in the delivery of one or more of these vessels to us or the failure of the contract counterparty to deliver one or more of these vessels at all could adversely affect our earnings, our financial condition and the amount of dividends that we pay in the future. In addition, to the extent a vessel is delivered with defects, repairs could lead to substantial off-hire which could adversely affect our earnings.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization

        While we have the right to inspect previously owned vessels prior to our purchase of them and we intend to inspect all secondhand vessels that we acquire in the future, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources

        We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations

        Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into employment contracts with our Chairman and Chief Executive Officer, Mr. Simeon Palios, our President, Mr. Anastassis Margaronis, our Chief Financial Officer, Mr. Andreas Michalopoulos, and our Vice President, Mr. Ioannis Zafirakis. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not currently, nor do we intend to, maintain "key man" life insurance on any of our officers.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price

        The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

  •
  marine disaster;

  •
  environmental accidents;

  •
  cargo and property losses or damage;

  •
  business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

  •
  piracy.

        Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance

        We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings

        In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of December 13, 2006, our fleet, consisting of 13 Panamax dry bulk carriers and two Capesize dry bulk carriers, had a combined carrying capacity of 1.312 million dwt and a weighted average age of 3.7 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We may have to pay tax on United States source income, which would reduce our earnings

        Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations.

        Prior to our secondary offering in December 2005, based on a literal reading of the Section 883 regulation treatment of holders of bearer shares as non-qualified shareholders, we did not qualify for this statutory tax exemption for the 2005 taxable year because our Chairman and Chief Executive Officer, Mr. Simeon Palios, who owned 51.8% of our stock, owned our shares through holding companies that had bearer shares. Nevertheless, we believe our facts are distinguishable from those which the regulations were intended to address and therefore, we intend to take the position that we qualify for this statutory tax exemption for United States federal income tax purposes for 2005. We can give no assurance, however, that we would prevail if our position were challenged on audit.

        After our secondary offerings in December 2005 and June 2006, as a result of the percentage ownership of our stock held by Simeon Palios being reduced to 46.04% and 39.06%, respectively, and the commitment of Fortis Bank (Nederland) N.V., the ultimate beneficial owner of 9.52% of our stock, to procure the submission of ownership statements evidencing its status as a qualified shareholder in accordance with the Section 883 regulations, we expect that we and each of our subsidiaries will qualify for exemption under Section 883 for 2006, assuming that for more than half the days of the year, the ownership of our shares by holders of bearer shares remains below 50%, there are no other owners of 5% or more of our stock other than Fortis or Mr. Palios during such period, and Fortis submits ownership statements evidencing its qualified shareholder status for such period. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption. For example, if other shareholders with a five percent or greater interest in our stock were to acquire and hold our stock for more than half the days of the year and we could not obtain ownership statements from them evidencing their qualified shareholder status, our eligibility to qualify for exemption under Section 883 could depend upon taking the same position as to the holders of bearer shares as taken on our U.S. tax returns for 2005 and as indicated above, we can give no assurance that we would prevail if our position were challenged on audit.

        If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings for us. For the 2005 and 2006 taxable years, we estimate that our maximum United States federal income tax liability would be immaterial if we were to be subject to this taxation.

United States tax authorities could treat us as a "passive foreign investment company", which could have adverse United States federal income tax consequences to United States holders

        A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

        Based on our current and proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common shares.

We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance

        We have historically derived a significant part of our revenues from a small number of charterers. During the first nine months of 2006 and 2005, approximately 61% and 66%, respectively of our revenues derived from four charterers for each period. If one or more of our charterers chooses not to charter our vessels or is unable to perform under one or more charters with us and we are not able to find a replacement charter, we could suffer a loss of revenues that could adversely affect our financial condition, results of operations and cash available for distribution as dividends to our shareholders.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition

        If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of cash that we have available for dividends. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay drydocking costs not covered by our insurance.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments

        We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to obtain funds from other sources to pay dividends. In addition, the declaration and payment of dividends will depend on the provisions of Marshall Islands law affecting the payment of dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends. Our ability to pay dividends will also be subject to our satisfaction of certain financial covenants contained in our credit facilities. There can be no assurance that dividends will be paid in the anticipated amounts or at all.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States

        Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels

        Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional seafarers and shoreside administrative and management personnel. While we have not experienced any difficulty in recruiting to date, we cannot guarantee that we will be able to continue to hire suitable employees as we expand our fleet. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities by us offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

FORWARD LOOKING STATEMENTS

        Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

        We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words "believe", "anticipate", "intend", "estimate", "forecast", "project", "plan", "potential", "will", "may", "should", "expect" and similar expressions identify forward-looking statements.

        The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

        In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the dry bulk vessel market, changes in the company's operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of dry bulk vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years and the nine months ended September 30, 2006(1)

			For the years ended December 31,
	9 Months Ended Sep. 30, 2006
			2005		2004		2003		2002		2001
Earnings
Net income (loss) available to common stockholders	$21,372		$64,990		$60,083		$9,489		$76		$(392)
Add: Fixed charges	2,010		2,093		2,470		1,848		2,001		2,893

	23,382		67,083		62,553		11,337		2,077		2,501
Less: Interest capitalized	—		122		339		91		—		203

Total Earnings	$23,382		$66,961		$62,214		$11,246		$2,077		$2,298

Fixed Charges
Interest expensed and capitalized	1,911		1,503		2,382		1,775		1,940		2,556
Amortization and write-off of capitalized expenses relating to indebtedness	$99		590		88		73		61		337

Total Fixed Charges	2,010		$2,093		$2,470		$1,848		$2,001		$2,893

Ratio of Earnings to Fixed Charges	11.6	x	32.0	x	25.2	x	6.1	x	1.0	x	0.8	x
Dollar amount (in thousands) of Deficiency in Earnings to Fixed Charges	n/a		n/a		n/a		n/a		n/a		$595

(1)
We have not issued any preferred stock as of the date of this prospectus.

        For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common stockholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

SELLING STOCKHOLDERS

        The selling shareholders are offering an aggregate of 8,000,000 of our common shares which were issued to them in private placements prior to our initial public offering.

        Set forth below is information regarding the names and number of shares of common stock owned and offered by each selling shareholder.

Selling Stockholders

Name of Selling Stockholder	Common Stock Owned Before Offering	Percentage of Class Prior to the Offering	Total Common Stock Offered Hereby	Percentage of Class Following the Offering
Corozal Compania Naviera S.A.(1)	6,906,250	13.02%	2,144,070	8.98%
Ironwood Trading Corp.(2)	13,812,500	26.04%	4,288,140	17.95%
Zoe S. Company Ltd.(3)	5,050,000	9.52%	1,567,790	6.56%

Total	25,768,750	48.58%	8,000,000	33.49%

(1)
The address of Corozal Compania Naviera S.A. is: c/o Diana Shipping Services S.A., Pentelis 16, 17564, Palaio Faliro, Greece.

(2)
The address of Ironwood Trading Corp. is: c/o Diana Shipping Services S.A., Pentelis 16, 17564, Palaio Faliro, Greece.

(3)
The address of Zoe S. Company Ltd., is: Scotia House, 404 East Bay St., P.O. Box N-3016, Nassau, N.P. Bahamas, Bahamas international business company.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at September 30, 2006, on an actual basis and as adjusted to give effect to (1) the payment of $21.2 million dividend declared on November 7, 2006, (2) the incurrence of $75.0 million indebtedness under our revolving credit facility to fund the purchase price of the Sideris GS delivered in November 2006, and (3) the incurrence of $24.1 million of indebtedness under our new credit facility agreement with Fortis to fund the first installment for the construction of two Capesize dry bulk carriers that we expect to take delivery of during the second quarter of 2010.

        There have been no significant changes to our capitalization since September 30, 2006, as so adjusted.

	As of September 30, 2006
	Actual	As Adjusted
	(unaudited)
	(Dollars in thousands)
Debt:
Current portion of long term debt	$—	$—
Long-term debt, net of current portion	39,600	138,680

Total Debt	$39,600	$138,680
Stockholders' equity:
Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued	$—	$—
Common shares, $0.01 par value; 100,000,000 shares authorized; 53,050,000 shares issued and outstanding, actual and as adjusted	531	531
Additional paid-in capital	368,477	368,477
Accumulated deficit	(4,109)	(25,329)

Total stockholders' equity	364,899	343,679

Total capitalization	$404,499	$482,359

PLAN OF DISTRIBUTION

        We may sell or distribute the securities included in this prospectus and the selling shareholders may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        In addition, we or the selling shareholders may sell some or all of our common shares included in this prospectus through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

  •
  enter into transactions involving short sales of the common shares by broker-dealers;

  •
  sell common shares short themselves and deliver the shares to close out short positions;

  •
  enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

  •
  loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        Any broker-dealers or other persons acting on our behalf or the behalf of the selling shareholders that participates with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

        At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

        We will bear costs relating to all of the securities being registered under this Registration Statement.

        Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

ENFORCEMENT OF CIVIL LIABILITIES

        Diana Shipping Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our amended and restated articles of incorporation and bylaws. We refer you to our amended and restated articles of incorporation and bylaws, copies of which have been filed as exhibits to our registration statement filed in connection with our initial public offering and incorporated by reference herein.

Purpose

        Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Authorized Capitalization

        Under our amended and restated articles of incorporation, as of September 30, 2006, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, of which 53,050,000 shares were issued and outstanding, and 25,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. All of our shares of stock are in registered form.

Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

  •
  the voting rights, if any, of the holders of the series.

Directors

        Our directors are elected by a majority of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.

        Our board of directors must consist of at least one member. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board. Each director shall be elected to serve until the next annual meeting of stockholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Stockholder Meetings

        Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by stockholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

        Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Stockholders' Derivative Actions

        Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to our directors and offices and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

        The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

        Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders

        Our amended and restated articles of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated articles of incorporation and our bylaws provide that, subject to certain exceptions, our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Stockholder Rights Plan

General

        Each share of our common stock includes one right, which we refer to as a right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and Computershare Trust Company Inc., as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

        The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our existing stockholders prior to the offering.

        We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

        The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

  •
  10 days following a public announcement that a person or group of affiliated or associated persons or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock; or

  •
  10 business days following the start of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

        Persons who are our stockholders on the effective date of the rights agreement are excluded from the definition of "acquiring person" until such time as they acquire an additional 20% of our outstanding common stock for purposes of the rights, and therefore until such time, their ownership cannot trigger the rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

        Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

        Until the rights distribution date:

  •
  our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

  •
  any new common stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

        As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

        We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to certain kinds of permitted offers. An offer is permitted under the rights agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.

        If a flip-in event occurs and we have not previously redeemed the rights as described under the heading "Redemption of Rights" below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the rights as described under the heading "Exchange of Rights" below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

        When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

Flip-Over Event

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

  •
  we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

  •
  50% or more of our assets or earning power is sold or transferred.

        If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

Antidilution

        The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the rights distribution date. With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

        At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

Exchange of Rights

        We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the rights agreement.

Amendment of Terms of Rights

        During the time the rights are redeemable, we may amend any of the provisions of the rights agreement, other than by decreasing the redemption price. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement, other than to decrease the redemption price, only as follows:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

  •
  to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

Transfer Agent

        The registrar and transfer agent for the common stock is Computershare Trust Company, Inc.

Listing

        Shares of our common stock are listed on the New York Stock Exchange under the symbol "DSX."

DESCRIPTION OF PREFERRED SHARES

        The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

        The board of directors has the authority to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies, in which the price of such warrants will be payable;

  •
  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

  •
  the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of any material United States Federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as "subsequent filings". The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures". Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

        Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

        Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

        Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

        You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

  •
  the designation, aggregate principal amount and authorized denominations;

  •
  the issue price, expressed as a percentage of the aggregate principal amount;

  •
  the maturity date;

  •
  the interest rate per annum, if any;

  •
  if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

  •
  any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

  •
  the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

  •
  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

  •
  if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

  •
  any events of default not set forth in this prospectus;

  •
  the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

  •
  if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

  •
  whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

  •
  if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

  •
  if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

  •
  any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

  •
  whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

  •
  any terms with respect to subordination;

  •
  any listing on any securities exchange or quotation system;

  •
  additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

  •
  the applicability of any guarantees.

        Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

        Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

        Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

        We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

        We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

        We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

        In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

        If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

        If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

        Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

        Senior debt means:

  •
  the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

  •
  all capitalized lease obligations;

  •
  all hedging obligations;

  •
  all obligations representing the deferred purchase price of property; and

  •
  all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

  •
  but senior debt does not include:

  •
  subordinated debt securities; and

  •
  any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

        Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

  •
  the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

  •
  the ability to make certain payments, dividends, redemptions or repurchases;

  •
  our ability to create dividend and other payment restrictions affecting our subsidiaries;

  •
  our ability to make investments;

  •
  mergers and consolidations by us or our subsidiaries;

  •
  sales of assets by us;

  •
  our ability to enter into transactions with affiliates;

  •
  our ability to incur liens; and

  •
  sale and leaseback transactions.

Modification of the Indentures

        Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

  (1)
  changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such Section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

  (3)
  reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

  (4)
  waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

  (5)
  makes the principal of or interest, if any, on any security payable in any currency other than that stated in the Security;

  (6)
  makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

  (7)
  waives a redemption payment with respect to any Security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

        Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

  •
  default in any payment of interest when due which continues for 30 days;

  •
  default in any payment of principal or premium when due;

  •
  default in the deposit of any sinking fund payment when due;

  •
  default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

  •
  default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

  •
  events of bankruptcy, insolvency or reorganization.

        An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

        There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

        In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

        Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

        Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

        The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

        The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

        A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

        Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

        We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

        Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

        So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

        The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

        We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

        Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

  •
  the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

  •
  we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

  •
  there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

        Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

        In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

        DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

        To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

        Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

        If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

        To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

        DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

        We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

  •
  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

  •
  currencies; or

  •
  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

  •
  the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

        The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$58,363.62
Blue sky fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
NYSE Supplemental Listing Fee	$	*
Rating agency fees	$	*
Accounting fees and expenses	$	*
Indenture Trustee fees and expenses	$	*
Transfer Agent fees	$	*
Miscellaneous	$	*

Total	$	*

*
To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Island law.

EXPERTS

        The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.'s Annual Report on Form 20-F for the year ended December 31, 2005, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

        We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

        The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Commission on April 13, 2006 and amended on April 14, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

  •
  Our Report on Form 6-K filed with the Commission on May 12, 2006;

  •
  Our Report on Form 6-K filed with the Commission on May 25, 2006;

  •
  Our Report on Form 6-K filed with the Commission on June 1, 2006;

  •
  Our Report on Form 6-K filed with the Commission on June 13, 2006;

  •
  Our Report on Form 6-K filed with the Commission on July 31, 2006;

  •
  Our Report on Form 6-K filed with the Commission on August 9, 2006;

  •
  Our Report on Form 6-K filed with the Commission on August 15, 2006;

  •
  Our Report on Form 6-K filed with the Commission on September 6, 2006;

  •
  Our Report on Form 6-K filed with the Commission on September 13, 2006;

  •
  Our Report on Form 6-K filed with the Commission on September 19, 2006;

  •
  Our Report on Form 6-K filed with the Commission on September 22, 2006;

  •
  Our Report on Form 6-K filed with the Commission on November 8, 2006;

  •
  Our Report on Form 6-K filed with the Commission on December 1, 2006; and

  •
  Our Report on Form 6-K filed with the Commission on December 13, 2006.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

        You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

    Diana Shipping Inc.
    Pendelis 16
    175 64 Palaio Faliro
    Athens, Greece
    (30) 210 947-0100

Information provided by the Company

        We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish semi-annual reports containing selected unaudited financial data for the first six months of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer", we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

10,500,000 shares

Diana Shipping Inc.

Common stock

Prospectus

JPMorgan	Wachovia Securities
BB&T Capital Markets	Dahlman Rose & Company	Morgan Keegan & Company, Inc.

March 28, 2007

QuickLinks

Important notice about information in this prospectus supplement
Dry bulk shipping industry data
Table of contents
Forward-looking statements
Summary
The offering
Summary consolidated financial and other data
Risk factors
Use of proceeds
Selling stockholders
Price range of common stock
Dividend policy
Capitalization
Management's discussion and analysis of financial condition and results of operations
The international dry bulk shipping industry
Major dry bulk Seaborne trades
Dry bulk trade development (Million tonnes)
Dry bulk fleet profile as at December 31, 2006
Baltic exchange freight indices (index points)
Time charter rates (US dollars per day)
Dry bulk carrier newbuilding prices (Millions of US Dollars)
Dry bulk carrier secondhand prices (Millions of US Dollars)
Tax considerations
Underwriting
Legal matters
Experts
Incorporation by reference
PROSPECTUS SUMMARY
Our Company
Our Fleet
Our Competitive Strengths
Our Business Strategy
Corporate Structure
The Securities
RISK FACTORS
Industry Specific Risk Factors
Company Specific Risk Factors
USE OF PROCEEDS
FORWARD LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
SELLING STOCKHOLDERS
CAPITALIZATION
PLAN OF DISTRIBUTION
ENFORCEMENT OF CIVIL LIABILITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF PREFERRED SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PURCHASE CONTRACTS
DESCRIPTION OF UNITS
EXPENSES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION